OFFICE LEASE

600 HIGHWAY 169 SOUTH
ST. LOUIS PARK, MINNESOTA

LANDLORD:

INTERCHANGE INVESTORS, LLC, a Delaware limited liability company

TENANT:

EPIEN MEDICAL, INC., a Minnesota corporation

DATE: November 8th, 2021

TABLE OF CONTENTS

OFFICE LEASE
600 HIGHWAY 169 SOUTH
ST. LOUIS PARK, MINNESOTA

EXHIBITS

OFFICE LEASE

THIS OFFICE LEASE made as of November 8th, 2021, between **Interchange Investors, LLC**, a Delaware limited liability company ("**Landlord**") and **EPIEN Medical, Inc.**, a Minnesota corporation ("**Tenant**").

WITNESSETH THAT, in consideration of the covenants and agreements hereafter set forth, Landlord hereby lets to Tenant and Tenant hereby leases from Landlord the Premises described herein, on the following terms and conditions contained in this Lease:

INTRODUCTORY ARTICLE:
BASIC LEASE PROVISIONS
AND ENUMERATION OF EXHIBITS

A. Basic Lease Provisions. The provisions of this Introductory Article are intended to be in outline form and are addressed in detail in other Articles of this Lease. In the event of any conflict, inconsistency or disagreement, the most restrictive Article shall prevail.

TENANT'S NAME:	EPIEN Medical, Inc., a Minnesota corporation
LEASE TERM (Article 1):	Ninety-one (91) full calendar months
COMMENCEMENT DATE (Article 1):	February 1, 2022, subject to the provisions of Article 6 below
TERMINATION DATE (Article 1):	August 31, 2029, subject to the provisions of Article 6 below
FLOOR:	Eight
SUITE NUMBER:	820
TENANT'S PROPORTIONATE SHARE (Article 3):	1.1469%
BROKER(S) (Article 32):	Colliers International (Landlord's Broker) And JLL (Tenant's Broker) (collectively, "**Broker**")
SECURITY DEPOSIT (Article 33):	initially $43,978.00, subject to reduction pursuant to the provisions of Article 33
GUARANTOR(S):	None

RENTABLE AREA OF THE PREMISES (Article 34):	4,123 square feet
RENTABLE AREA OF THE BUILDING (Article 34):	359,488 square feet
ALLOWANCE (Exhibit C Work Letter):	$47.50 per square foot of Rentable Area of the Premises
ADDRESS FOR PAYMENT OF RENT:	US MAIL: Interchange Investors, LLC Dept. 78873 PO Box 78000 Detroit, MI 48278-0873 OVERNIGHT COURIER: JP Morgan Chase Attn: Interchange Investors, LLC 9000 Haggerty Road Belleville, MI 48111

BASE RENT (Article 2) (subject to the rent abatement provisions of subparagraph 2(B) below with respect to Months 1 – 7):

Months	Rate PSF	Annual Base Rent	Monthly Installment of Base Rent
1* – 12	$18.00	$74,214.00	$6,184.50
13 - 24	$18.50	$76,275.50	$6,356.29
25 - 36	$19.00	$78,337.00	$6,528.08
37 - 48	$19.50	$80,398.50	$6,699.88
49 - 60	$20.00	$82,460.00	$6,871.67
61 - 72	$20.50	$84,521.50	$7,043.46
73 - 84	$21.00	$86,583.00	$7,215.25
85 - 91	$21.50	$88,644.50	$7,387.04

*If the Commencement Date is not the first day of a calendar month, the first month of the Term specified in the Base Rent schedule above shall include the number of days in the partial month in which the Commencement Date falls, plus the first full calendar month thereafter; provided, however, that the Rent Abatement Period (defined in subparagraph 2(B) below), shall not include the partial month at the beginning of the Term.

B. Enumeration of Exhibits. The following exhibits are attached hereto and incorporated herein by this reference, as though set forth in full herein:

EXHIBIT A Plan of Premises.

EXHIBIT B	Form of Commencement Date Memorandum (Article 1)
EXHIBIT C	Work Letter (Article 6)
EXHIBIT D	Building Rules and Regulations (Article 25)
EXHIBIT E	Intentionally Deleted

ARTICLE 1

DEMISED PREMISES; TERM

Landlord does hereby demise and lease to Tenant, and Tenant hereby accepts, that certain space as shown on the plan attached hereto and made a part hereof as **Exhibit A**, located on a portion of the eighth floor, designated as Suite 820 and consisting of 4,123 rentable square feet (the "**Premises**") in the building known as 600 Highway 169 South (the "**Building**"), situated on certain property (including all easements appurtenant thereto) in St. Louis Park, Minnesota (the "**Property**"), for a term commencing on the Commencement Date and ending on the Termination Date (the "**Term**"), unless sooner terminated as provided herein, subject to the terms, covenants, and agreements herein contained. The Building is part of the complex of office buildings, improvements, parking areas, and personal property used by Landlord and other owners in connection with the operation thereof commonly referred to as Metropoint (all or any part thereof hereinafter referred to as the "**Project**").

ARTICLE 2

BASE RENT

(A) Tenant shall pay to Landlord annual Base Rent in the amount set forth in the Introductory Article, at the address set forth in the Introductory Article, or at such other place as Landlord may from time to time designate, which Base Rent is payable in advance in equal monthly installments on the first day of each and every calendar month during the Term, except that the first monthly payment of Base Rent due and payable under this Lease shall be paid within ten (10) days of execution by Tenant of this Lease. If the Term commences on a day other than the first day of a calendar month, or ends on a day other than the last day of a calendar month, then the Base Rent for such fractional month shall be prorated on the basis of 1/365th of the annual Base Rent for each day of such fractional month. Base Rent shall be payable without any prior demand therefor and without any deductions or set-offs whatsoever. Base Rent, Additional Rent (as hereinafter defined) and all other sums payable by Tenant hereunder are sometimes referred to herein collectively as "**Rent.**"

(B) Notwithstanding anything to the contrary set forth in the Introductory Article to this Lease, so long as Tenant is not in default under this Lease beyond any applicable notice and cure period, Tenant shall be entitled to an abatement of Base Rent plus Ownership Taxes and Operating Expenses (both defined below) for the first seven (7) full calendar months of the Term (the "**Rent Abatement Period**"). The total amount of Rent abated is hereinafter referred to as the "**Abated Rent**". If Tenant is in default at any time during the Term and fails to cure such default within any applicable cure period under this Lease, all Abated Rent shall immediately become due and

payable. The payment by Tenant of the Abated Rent in the event of a default shall not limit or affect any of Landlord's other rights, pursuant to this Lease or at law or in equity. During the Rent Abatement Period, only Base Rent, Ownership Taxes and Operating Expenses shall be abated, and all other costs and charges due under this Lease shall remain as due and payable pursuant to the provisions of this Lease.

ARTICLE 3

ADDITIONAL RENT

(A) Tenant agrees to pay the amounts described below ("**Additional Rent**") with respect to each calendar year of the Term:

(1) Tenant's Proportionate Share of Ownership Taxes (defined below).

"**Ownership Taxes**" shall mean all real estate taxes and any other taxes, charges and assessments for the Building or the land appurtenant to the Building, or with respect to any improvements, fixtures and equipment or other property of Landlord, real or personal, located in the Building and used in connection with the operation of the Building and said land, any payments to any ground lessor in reimbursement of tax payments made by such lessor; and all fees, expenses and costs incurred by Landlord in investigating, protesting, contesting or in any way seeking to reduce or avoid increase in any assessments, levies or the tax rate pertaining to any Taxes to be paid by Landlord. Ownership Taxes shall not include corporate franchise, or estate, inheritance or net income tax, or tax imposed upon any transfer by Landlord of its interest in this Lease or the Building or any taxes to be paid by Tenant pursuant to subparagraph (G) below.

(2) Tenant's Proportionate Share of Operating Expenses (defined below).

"**Operating Expenses**" shall mean all expenses, incurred or paid on behalf of Landlord for the ownership, management, operation, maintenance and repair of, and necessary replacements in, the Building including the land on which it is located which, in accordance with generally accepted accounting practice as applied to the operation and maintenance of first-class office buildings, are properly chargeable to the ownership, management, operation, maintenance and repair of, and necessary replacements in, the Building including the land on which it is located. Operating Expenses include, without limitation and except as limited elsewhere in this Article, the cost of electricity and other utilities, the cost of window washing, scavenger service, repair or replacement of the roof and of any heating, ventilation and air conditioning equipment and other Building systems and improvements, expenditures required under any governmental law or regulation, installation, maintenance and repair of fire safety systems, including sprinkler and smoke detection systems, wages and union benefits of janitors, cleaning personnel, engineers and other employees (including the amount of any social security taxes, unemployment insurance contributions and "**fringe benefits**"), insurance premiums, fuel costs and utility costs, management fees, legal and accounting expenses, the cost of operating any amenities to the Building generally available on a non-exclusive basis to tenants without additional charge, such as fitness centers and conference rooms, and amortization of the costs of any

capital improvement to the Property, as reasonably amortized by Landlord, with interest at 1% over the prime rate of interest from time to time published by The Wall Street Journal on the unamortized amount of such costs. All such capital costs shall be amortized over the lesser of (i) the reasonable life of the capital improvement items or (ii) if applicable, the economic payback period of the items, with the reasonable life/economic payback period and amortization schedule being determined in accordance with sound management accounting principles. Notwithstanding the foregoing, Operating Expenses shall not include:

(i) costs of alterations of tenant spaces;

(ii) depreciation, interest and principal payments on mortgages, and other debt costs, if any;

(iii) costs of capital improvements, except for such costs including interest thereon, as reasonably determined and amortized by Landlord, where (a) one of the purposes of such capital improvements was to reduce Operating Expenses, or (b) such capital improvement was required due to any rule, regulation, ordinance or statute of any applicable governmental body;

(iv) real estate brokers' leasing commissions or compensation;

(v) payments to affiliates to Landlord for goods and/or services in excess of what would be paid to non-affiliated parties for such goods and/or services in an arm's length transaction;

(vi) costs of other services or work performed for the singular benefit of another tenant or occupant (other than for common areas of the Building);

(vii) legal, space planning, construction, and other expenses incurred in procuring tenants for the Building or renewing or amending leases with existing tenants or occupants of the Building;

(viii) costs of advertising and public relations and promotional costs and attorneys' fees associated with the leasing of the Building;

(ix) any fines or penalties incurred due to the violation by Landlord of any governmental rule or authority;

(x) any expense for which Landlord actually receives reimbursement from insurance, condemnation awards, other tenants or any other source, including, but not limited to any government incentive, assistance or grant;

(xi) costs incurred in connection with the sale, financing, refinancing, mortgaging, or other change of ownership of the Building;

(xii) costs, fines, interest, penalties, legal fees or costs of litigation incurred due to the late payment of taxes, utility bills and other costs incurred as a

result of Landlord's failure to make such payments when due, so long as such failure was not a result of the action or omission of Tenant;

(xiii) salaries and wages and other benefits paid to or on behalf of employees above the level of General Manager.

If less than all of the Building's rentable area shall have been occupied by tenants at any time during any calendar year of the Term, the variable Operating Expenses for such year shall be equitably adjusted to reflect the Operating Expenses as though the Building had been fully occupied throughout such year; however, Tenant's proportionate obligation of any such adjusted Operating Expense shall not exceed Tenant's Proportionate Share. In addition, Ownership Taxes and Operating Expenses, as applicable, shall include an equitable portion of all costs related to the operation, repair, replacement, maintenance and management of the portions of the Project used in common by all occupants and owners of the Project including, without limitation, parking lots or ramps, common driveways and landscaping, including any real estate taxes or special assessments that are allocable to any of the foregoing. The portion of the costs of the Project which are allocable to the Building shall be based upon the first of the following criteria which is applicable: first, the provisions of any sharing agreement among owners of the Project which is recorded and runs with the land upon any transfer; second, the provisions of any sharing agreement among owners of the Project which does not run with the land; third, Landlord's good faith estimate, based upon the amount of such costs of the Project which are generated by the occupants of the Building; fourth, the rentable square footage of the Building in relation to the rentable square footage of the portions of the Project that benefit from the cost in question. Tenant acknowledges and agrees that different costs of the Project may have different Building proportionate shares associated therewith.

(B) In order to provide for current payments on account of Ownership Taxes and Operating Expenses payable for each calendar year during the Term of this Lease, Tenant agrees, at Landlord's request, to pay, as Additional Rent, Tenant's Proportionate Share of Ownership Taxes and Operating Expenses due for any calendar year, as estimated by Landlord from time to time, in twelve (12) monthly installments, each in an amount equal to 1/12th of Tenant's Proportionate Share so estimated by Landlord commencing on the first day of the month following the month in which Landlord notifies Tenant of the amount of such estimated Tenant's Proportionate Share of Ownership Taxes and Operating Expenses. The installment of estimated Additional Rent payable for each month of the current calendar year prior to the date of the receipt of Landlord's estimate shall be due and payable within thirty (30) days after receipt of such estimate. If, as finally determined (whether in the succeeding calendar year at the time of delivery of the annual report provided for in subparagraph (C) hereof, or in the current calendar year when the final amount of any portion of Ownership Taxes for a calendar year becomes known to Landlord), Tenant's Proportionate Share of Operating Expenses or Ownership Taxes shall be greater than or be less than the aggregate of all installments so paid on account to Landlord (and which are applicable to such calendar year) prior to receipt of an invoice from Landlord, then Tenant upon receipt of such invoice shall pay to Landlord the amount of such underpayment, or Landlord shall credit Tenant for the amount of such overpayment, as the case may be. It is the intention hereunder to estimate the amount of Ownership Taxes and Operating Expenses from time to time for each year

and then to adjust such estimate from time to time based on actual Ownership Taxes and Operating Expenses for such calendar year.

(C) Landlord shall deliver to Tenant after the close of each calendar year (including the calendar year in which this Lease terminates), a statement containing the following:

(1) the amount of the Operating Expenses and Ownership Taxes for such calendar year; and

(2) the estimate of Tenant's Proportionate Share of Ownership Taxes and Operating Expenses for the current calendar year.

(D) In the event that any calculation of Ownership Taxes or Operating Expenses as described above results in a net increase in the Additional Rent due Landlord, Tenant shall and hereby agrees to pay to Landlord within twenty (20) days following Tenant's receipt of an invoice from time to time from Landlord an amount equal to such Additional Rent for such prior calendar year, or portion thereof. Failure or delay in delivering any such statement or invoice, or failure or delay in computing the Additional Rent pursuant to this Article 3, shall not be deemed a waiver by Landlord of its right to deliver such items nor shall any such failure or delay be deemed a release of Tenant's obligations with respect to any such statement or invoice, or constitute a default hereunder. All Additional Rent payable hereunder shall be made without any deductions or set-offs whatsoever.

(E) The obligation of Tenant with respect to the payment of Base Rent and Additional Rent due hereunder shall survive the expiration or termination of this Lease. Any payment, refund, or credit made pursuant to this Article shall be made without prejudice to any right of Landlord to correct any items as billed pursuant to the provisions hereof. In the event that this Lease shall have been in effect for less than the full calendar year immediately preceding Tenant's receipt of the invoices provided for in subparagraphs (C) and (D) hereof, the Additional Rent shall be pro rata. In no event shall any calculation of Additional Rent result in a decrease in the Base Rent payable hereunder.

(F) Landlord shall maintain books and records showing Ownership Taxes and Operating Expenses in accordance with generally accepted accounting principles as applied to the real estate industry, which are consistently applied, and its customary management practices. Tenant or its acceptable representative (as described below) shall have the right to examine Landlord's books and records showing Ownership Taxes and Operating Expenses upon reasonable prior notice provided to Landlord, during Landlord's normal business hours at Landlord's normal place of business at any time within thirty (30) days following the furnishing by Landlord to Tenant of Landlord's statement provided for in subparagraph 3(C) above. Unless, within thirty (30) days of receipt of any such Landlord's statement, Tenant shall provide Landlord with notice of its intention to inspect Landlord's books and records pursuant to this subparagraph and, within fourteen (14) days following the date Landlord makes its books and records available for inspection, Tenant provides Landlord with a written statement of its objection to any item in such Landlord's statement, Landlord's statement shall be considered as final and conclusively binding on Tenant. Tenant agrees and acknowledges that any representative retained by Tenant for the purpose of examining Landlord's books and records shall be a nationally recognized accounting

firm, or a locally recognized independent certified public accountant in good standing, and in any event such representative shall not be compensated for its services on a contingency basis.

(G) In addition to rent and other charges to be paid by Tenant under this Lease, Tenant shall reimburse to Landlord, upon demand, any and all taxes payable by Landlord (other than net income taxes) whether or not now customary or within the contemplation of the parties to this Lease: (a) upon, allocable to, or measured by or on the gross or net rent payable under this Lease, including without limitation any gross income tax or excise tax levied by the State, any political subdivision thereof, or the Federal Government with respect to the receipt of such rent; (b) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of the Premises or any portion thereof, including any sales, use or service tax imposed as a result thereof; (c) upon or measured by Tenant's gross receipts or payroll or the value of Tenant's equipment, furniture, fixtures and other personal property of Tenant or leasehold improvements, alterations or additions located in the Premises; or (d) upon this transaction or any document to which Tenant is a party creating or transferring any interest of Tenant in this Lease or the Premises. In addition to the foregoing, Tenant agrees to pay, before delinquency, any and all taxes levied or assessed against Tenant and which become payable during the Term upon Tenant's equipment, furniture, fixtures and other personal property of Tenant located in the Premises.

(H) If improvements, real property or the amount of rentable area shall be added to or deleted from the Building or the land or buildings within the Project, then the rentable area within the Building or the Project and Tenant's Proportionate Share may be appropriately adjusted by Landlord from time to time, as applicable.

(I) All payments due under this Article 3 shall be sent to Landlord at the address set forth in the Introductory Article, or at such other place as Landlord may from time to time designate.

ARTICLE 4

USE

(A) Tenant shall use and occupy the Premises for general office purposes of types customary for similar first-class office building and for no other purpose whatsoever. Tenant shall not use or permit upon the Premises anything that will invalidate any policies of insurance now or hereafter carried on the Building or that will increase the rate of insurance on the Premises or on the Building. Tenant will pay all extra insurance premiums which may be caused by the use which Tenant shall make of the Premises. Tenant will not use or permit upon the Premises anything that may be dangerous to life or limb. Tenant will not in any manner deface or injure the Building or any part thereof or overload the floors of the Premises. Tenant will not do anything or permit anything to be done upon the Premises in any way tending to create a nuisance, or tending to disturb any other tenant in the Building or the occupants of neighboring property or tending to injure the reputation of the Building. Tenant will promptly and fully comply with all governmental, health and police requirements and regulations respecting the Premises. In addition, Tenant shall, at its sole cost and expense, promptly comply with any laws that relate to the Base Building (defined below), but only to the extent such obligations are triggered by Tenant's use of the

Premises, other than for general office use, or alterations or improvements in the Premises performed or requested by Tenant. "**Base Building**" shall include the structural portions of the Building, the public restrooms and the Building mechanical, electrical and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of law. Tenant will not use the Premises for lodging or sleeping purposes or for any immoral or illegal purposes. Tenant shall not conduct nor permit to be conducted on the Premises any business which is contrary to any of the laws of the United States of America or of the State of Minnesota or which is contrary to the ordinances of the City of St. Louis Park. Tenant shall not at any time manufacture, sell, or give away, and shall not at any time permit the manufacture, sale, or gift of any spirituous, fermented, intoxicating or alcoholic liquors or controlled substances on the Premises, except that the foregoing shall not be deemed to prohibit the occasional use of alcoholic beverages for entertainment purposes, so long as Tenant has in full force and effect (and delivered to Landlord a certificate of insurance therefor) a policy of host liquor liability or dram-shop insurance in form and amounts at all times satisfactory to Landlord. Tenant shall not at any time sell, purchase or give away, or permit the sale, purchase or gift of, food in any form on the Premises.

(B) Tenant agrees that it will not use, handle, generate, treat, store or dispose of, or permit the handling, generation, treatment, storage or disposal of any Hazardous Materials in, on, under, around or above the Premises now or at any future time and will indemnify, defend and save Landlord harmless from any and all actions, proceedings, claims, costs, expenses and losses of any kind, including, but not limited to, those arising from injury to any person, including death, damage to or loss of use or value of real or personal property, and costs of investigation and cleanup with the existence of Hazardous Materials on the Premises during the Term hereof. The term "**Hazardous Materials**", when used herein, shall include, but shall not be limited to, any substances, materials or wastes which have been determined to be hazardous to health or the environment and are regulated or subject to all applicable laws, rules and regulations from time to time, including, without limitation hazardous waste (as defined in the Resource Conservation and Recovery Act); hazardous substances (as defined in the Comprehensive Emergency Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act); gasoline or any other petroleum product or by-product or other hydrocarbon derivative; toxic substances (as defined by the Toxic Substances Control Act); insecticides, fungicides or rodenticide (as defined in the Federal Insecticide, Fungicide, and Rodenticide Act); and asbestos and radon and substances determined to be hazardous under the Occupational Safety and Health Act or regulations promulgated thereunder. Notwithstanding the foregoing, Tenant shall not be in breach of this provision as a result of the presence in the Premises of minor amounts of hazardous or toxic materials which are in compliance with all applicable laws, ordinances and regulations and are customarily present in a general office use (e.g., copying machine chemicals and kitchen cleansers). Without limiting in any way Tenant's obligations under any other provision of this Lease, Tenant and its successors and assigns shall indemnify, protect, defend (with counsel approved by Landlord) and hold Landlord and the Landlord Related Parties (defined in Article 34) and each of their respective successors and assigns (collectively, the "**Indemnified Parties**") harmless from any and all claims, damages, liabilities, losses, costs and expenses of any nature whatsoever, known or unknown, contingent or otherwise (including, without limitation, attorneys' fees, litigation, arbitration and administrative proceedings costs, expert and consultant fees and laboratory costs, as well as damages arising out of the diminution in the value of any portion or

portions of the Premises or the Building, damages for the loss of the Premises, damages arising from any adverse impact on the marketing of space in the Premises, and sums paid in settlement of claims), which arise during or after the Term in whole or in part as a result of the presence or suspected presence of any hazardous or toxic materials, in, on, under, from or about the Premises or the Building due to Tenant's acts or omissions on or about the Premises or the Building or Tenant's failure to comply with the terms and provisions of this subparagraph, unless, and then only to the extent, such claims, damages, liabilities, losses, costs and expenses arise out of or are caused by the negligence or willful misconduct of any of the Indemnified Parties. The indemnities contained herein shall survive the expiration or earlier termination of this Lease.

(C) With respect to The Americans With Disabilities Act (the "**ADA**"), the parties acknowledge and agree that Tenant has been provided an opportunity to inspect the Premises and the Building sufficient to determine whether or not the Premises and the Building in their current condition as of the date hereof deviate in any manner from the ADA Accessibility Guidelines ("**ADAAG**") or any other requirements under the ADA pertaining to the accessibility of the Premises or the Building. Tenant further acknowledges and agrees that except as may otherwise be specifically provided herein, Tenant accepts the Premises and the Building in "as-is" condition and agrees that Landlord makes no representation or warranty as to whether the Premises or the Building conform to the requirements of the ADAAG or any other requirements under the ADA pertaining to the accessibility of the Premises or the Building. Tenant has prepared or reviewed the plans and specifications for the tenant improvement work to be performed pursuant to Exhibit C attached to this Lease and has independently determined that such plans and specifications are in conformance with the ADAAG and any other requirements of the ADA. Tenant further acknowledges and agrees that to the extent that Landlord prepared, reviewed or approved any of those plans and specifications, such action shall in no event be deemed any representation or warranty that the same comply with any requirements of the ADA. Notwithstanding anything to the contrary in this Lease, the parties hereby agree to allocate responsibility for ADA compliance as follows: Landlord shall be responsible for compliance with ADA in the common areas of the Building and Tenant shall be responsible for compliance with ADA in the Premises; provided, however, Tenant shall be responsible for compliance with ADA in the applicable common areas of the Building in the event (a) the conduct of Tenant's business is unique to that of other tenants in the Building and necessitates special requirements, or (b) Tenant's improvements in the Premises thereby necessitate compliance with ADA in the common areas of the Building.

(D) All normal trash and waste (i.e., waste that is generated within the Premises and does not require special handling pursuant to the remainder of this subparagraph) shall be disposed of through the Building's janitorial service. Tenant is specifically prohibited from disposing of any trash at the Building that is not generated within the Premises. Tenant shall be responsible for the removal and disposal of any waste deemed by any governmental authority having jurisdiction over the matter to be hazardous or infectious waste or waste requiring special handling, such removal and disposal to be in accordance with any and all applicable governmental rules, regulations, codes, orders or requirements. Tenant agrees to separate and mark appropriately all waste to be removed and disposed of through the janitorial service pursuant to the remaining provisions of this Lease and hazardous, infectious or special waste to be removed and disposed of by Tenant pursuant to this subparagraph. Tenant hereby indemnifies and holds harmless Landlord from and against any loss, claims, demands, damage or injury the Indemnified Parties may suffer or sustain as a result of Tenant's failure to comply with the provisions of this subparagraph.

ARTICLE 5

SERVICES

(A) Landlord shall provide, as part of the Operating Expenses hereunder, except as otherwise provided and subject to applicable government codes, rules, regulations, and guidelines applicable thereto, whether mandatory or voluntary, the following services:

(1) Air-cooling and heat to provide a temperature condition consistent with first class office buildings in the St. Louis Park area, daily from 6:00 A.M. to 6:00 P.M. (Saturdays from 8:00 A.M. to 1:00 P.M.), Sundays and holidays excepted. Whenever heat-generating machines or equipment installed by Tenant affect the temperature otherwise maintained by Landlord in the Premises, Landlord shall be relieved of responsibility for maintaining the air conditioning standards applicable to the Building, and in such event Landlord reserves the right at its option to (1) require Tenant to discontinue use of such heat-generating machines or equipment, or (2) install supplementary air conditioning units in the Premises, the cost, installation, operation and maintenance of which shall be paid by Tenant to Landlord at such rates as Landlord charges from time to time in the Building. Tenant agrees that at all times it will cooperate with Landlord and abide by all regulations and requirements which Landlord may prescribe for the proper functioning of the ventilating and air conditioning systems.

(2) Water from City of St. Louis Park mains for drinking, lavatory and toilet purposes drawn through fixtures installed by Landlord, or by Tenant with Landlord's written consent, from regular Building supply at the prevailing temperature. Tenant shall pay Landlord at rates fixed by Landlord for water furnished for any other purpose. Tenant shall not waste or permit the waste of water.

(3) Janitor service in and about the Premises, Saturdays, Sundays and holidays excepted. Tenant shall not provide any janitor services without Landlord's written consent and then only subject to supervision of Landlord and at Tenant's sole responsibility and by a janitor, contractor or employees at all times satisfactory to Landlord, but not as agent or servant of Landlord.

(4) Adequate operatorless passenger elevator service at all times and freight elevator service subject to scheduling by Landlord.

(5) Equipment to bring to the Premises electricity for lighting, convenience outlets and other normal office use. As provided above, electricity costs are included in Operating Expenses. If Tenant shall require electric current in excess of that usually furnished or supplied for use of the Premises as normal office use, Tenant shall procure the prior written consent of Landlord for the use thereof, which Landlord may reasonably refuse, and if Landlord does consent, Landlord may cause a water meter or electric current meter to be installed so as to measure the amount of such excess water and electric current. The cost of any such meters shall be paid for by Tenant. Tenant agrees to pay to Landlord within thirty (30) days of Landlord's demand, the cost of all such excess electric current consumed (as shown by said meters, if any, or, if none, as reasonably estimated by

Landlord) at the rates charged for such services by the local public utility or agency, as the case may be, furnishing the same, plus any additional expense incurred in keeping account of the electric current so consumed. Tenant agrees that if it purchases any lamps, bulbs, ballasts and starters used in the Premises from anyone other than Landlord, all such items shall be of the same type as those used in the Building.

(6) Access to the Building for Tenant and its employees 24 hours per day/7 days per week, subject to the terms of this Lease and such security or monitoring systems as Landlord may reasonably impose, including, without limitation, sign-in procedures and/or presentation of identification cards.

(B) All charges for any services for which Tenant is required to pay from time to time hereunder and a reasonable Landlord administrative fee shall be deemed Rent reserved under this Lease and shall be due and payable at the same time as the installment of Rent with which they are billed, or, if billed separately, shall be due and payable within twenty (20) days after such billing. In the event Tenant shall fail to make payment for such additional services Landlord may, in addition to all other remedies which Landlord may have for the non-payment of Rent and without notice to Tenant, discontinue any or all such services, and such discontinuance shall not be held or pleaded as an eviction or as a disturbance in any manner whatsoever of Tenant's possession, or relieve Tenant from the payment of Rent when due, or vary or change any other provision of this Lease or render Landlord liable for damages of any kind whatsoever.

(C) Tenant agrees that neither Landlord nor any company, firm, or individual operating, maintaining, repairing, managing or supervising the plant or facilities furnishing any of the above services, nor any of their respective agents or employees shall be liable to Tenant, or any of Tenant's employees, agents, customers or invitees or anyone claiming through, by or under Tenant, for any damages, injuries, losses, expenses, claims or causes of action, because of any interruption, diminution, delay or discontinuance at any time for any reason in the furnishing of any of the above services, except solely if caused by the sole active negligence or willful misconduct of Landlord; nor shall any such interruption, diminution, delay or discontinuance be deemed an eviction or disturbance of Tenant's use or possession of the Premises or any part thereof; nor shall any such interruption, diminution, delay or discontinuance relieve Tenant from full performance of Tenant's obligations under this Lease. Notwithstanding the foregoing, in the event that any interruption or discontinuance to the Premises continues beyond five (5) consecutive business days, or any portion thereof, and on account of such interruption or disturbance Tenant ceases doing business in all or any portion of the Premises, Base Rent shall abate proportionately as Tenant's sole remedy for so long as Tenant remains unable to conduct its business in the Premises or such portion thereof. Landlord agrees to use reasonable efforts to restore any such interrupted or discontinued service as soon as reasonably practicable.

ARTICLE 6

POSSESSION; EARLY ACCESS

(A) Landlord is required to perform work in the Premises pursuant to the terms of the Work Letter attached as Exhibit C hereto (the "**Landlord Work**") prior to the Commencement Date. Therefore: (a) the date set forth in the Introductory Article as the Commencement Date shall

instead be defined as the "**Target Commencement Date**"; (b) the actual Commencement Date shall be the date on which the Landlord Work is Substantially Complete (defined below); and (c) the Termination Date will be the last day of the Term as determined based upon the actual Commencement Date. Landlord estimates that the Landlord Work shall be Substantially Complete approximately ninety (90) days following the later of (i) full execution and delivery of this Lease, (ii) the date the Final Plans (defined in the Work Letter) are complete. However, Landlord's failure to Substantially Complete the Landlord Work by the Target Commencement Date shall not be a default by Landlord or otherwise render Landlord liable for damages. Promptly after the determination of the Commencement Date, Landlord and Tenant shall enter into a commencement letter agreement in the form attached as Exhibit B. The Landlord Work shall be deemed to be "**Substantially Complete**" on the date that all Landlord Work has been performed, other than any details of construction, mechanical adjustment or any other similar matter, the non-completion of which does not materially interfere with Tenant's use of the Premises. If Landlord is delayed in the performance of the Landlord Work as a result of the acts or omissions of Tenant, the Tenant Related Parties (defined in Article 34) or their respective contractors or vendors, including, without limitation, changes requested by Tenant to approved plans, Tenant's failure to comply with any of its obligations under this Lease, or the specification of any materials or equipment with long lead times (a "**Tenant Delay**"), the Landlord Work shall be deemed to be Substantially Complete on the date that Landlord could reasonably have been expected to Substantially Complete the Landlord Work absent any Tenant Delay.

(B) Landlord shall permit Tenant or its agents or laborers to enter the Premises at Tenant's sole risk (the "**Early Access License**") up to fourteen (14) days prior to the date Landlord reasonably estimates the Commencement Date will occur in order to perform through Tenant's own contractors such work as Tenant may desire, at the same time that Landlord's contractors are performing the Landlord Work. The foregoing Early Access License, however, is conditioned upon Tenant's labor not interfering with Landlord's contractors or with any other tenant or its labor. If at any time such entry shall cause disharmony, interference or union disputes of any nature whatsoever, or if Landlord shall, in Landlord's sole judgment, determine that such entry, such work or the continuance thereof shall interfere with, hamper or prevent Landlord from proceeding with the completion of the Landlord Work at the earliest possible date, the Early Access License may be withdrawn by Landlord immediately upon written notice to Tenant. Such entry shall be deemed to be under and subject to all of the terms, covenants and conditions of this Lease, and Tenant shall comply with all of the provisions of this Lease which are the obligations or covenants of the Tenant, except that the obligation to pay Rent shall not commence until the earlier of the Commencement Date and the date Tenant first commences to conduct business from any portion of the Premises. The installation of Tenant's furniture, fixtures, and equipment in the Premises shall not be deemed, in and of itself, to be the conduct of business. In the event that Tenant's agents or laborers incur any charges from Landlord, including, but not limited to, charges for use of construction or hoisting equipment, such charges shall be deemed an obligation of Tenant and shall be collectible as Rent pursuant to this Lease, and upon default in payment thereof beyond any applicable notice and cure period, Landlord shall have the same remedies as for a default in payment of Rent pursuant to this Lease.

ARTICLE 7

CONDITION OF PREMISES

Subject to Landlord's obligation to perform the Landlord Work, and without limitation of Landlord's express maintenance and repair obligations under this Lease, (i) the Premises are accepted by Tenant in "as is" condition and configuration without any representations or warranties by Landlord, and (ii) by taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition. Landlord shall not be liable for a failure to deliver possession of the Premises or any other space due to the holdover or unlawful possession of such space by another party, however Landlord shall use reasonable efforts to obtain possession of the space. The Commencement Date, in such event, shall be postponed until the date Landlord delivers possession of the Premises to Tenant free from occupancy by any party and with the Landlord Work Substantially Complete. If Tenant takes possession of the Premises before the Commencement Date, such possession shall be subject to the terms and conditions of this Lease and Tenant shall pay Rent to Landlord for each day of possession before the Commencement Date. However, except for the cost of services requested by Tenant (e.g. freight elevator usage), Tenant shall not be required to pay Rent for any days of possession before the Commencement Date during which Tenant, with the approval of Landlord, is in possession of the Premises for the sole purpose of performing improvements or installing furniture, equipment or other personal property.

ARTICLE 8

REPAIRS

(A) Landlord shall keep and maintain in good repair and working order and perform maintenance upon the: (i) structural elements of the Building; (ii) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general; (iii) common areas; (iv) roof of the Building; (v) exterior windows of the Building; and (vi) elevators serving the Building. Landlord shall promptly make repairs for which Landlord is responsible and of which Landlord is notified in writing. Except as set forth in the foregoing sentence or as otherwise provided in Article 11 of this Lease, and subject to the provisions of Article 9 of this Lease, Tenant shall, at its sole cost and expense, keep the Premises in good order, repair and tenantable condition at all times during the Term, and Tenant shall, subject to Landlord's prior approval, promptly repair, at Tenant's sole cost and expense, all damages to the Premises and for the replacement or repair of all damaged or broken glass, fixtures and appurtenances within any reasonable period of time specified by Landlord. If Tenant does not promptly make such arrangements, Landlord may, but need not, make such repairs and replacements and the costs paid or incurred by Landlord for such repairs and replacements (including Landlord's overhead and profit, and the cost of general conditions) shall be deemed Additional Rent reserved under this Lease due and payable forthwith. Landlord may, but shall not be required so to do, enter the Premises at all reasonable times to make any repairs, alterations, improvements or additions, including, but not limited to, ducts and all other facilities for heating and air conditioning service, as Landlord shall desire or deem necessary for the safety, maintenance, repair, preservation or improvement of the Building, or as Landlord may be required or requested to do by the City of St. Louis Park or by the order or decree of any court or by any other proper authority.

(B) In the event Landlord or its agents or contractors shall elect or be required to make repairs, alterations, improvements or additions to the Premises or the Building, Landlord shall be allowed to take into and upon the Premises all material that may be required to make such repairs, alterations, improvements or additions and, during the continuance of any of said work, to temporarily close doors, entryways, public space and corridors in the Building and to interrupt or temporarily suspend any services and facilities without being deemed or held guilty of an eviction of Tenant or for damages to Tenant's property, business or person, and the Rent reserved herein shall in no way abate while said repairs, alterations, improvements or additions are being made, and Tenant shall not be entitled to maintain any set-off or counterclaim for damages of any kind against Landlord by reason thereof. Landlord may, at its option, make all such repairs, alterations, improvements or additions in and about the Building and the Premises during ordinary business hours, but if Tenant desires to have the same done at any other time, Tenant shall pay for all overtime and additional expenses resulting therefrom.

ARTICLE 9

ALTERATIONS

(A) Tenant shall not, without the prior written consent of Landlord (and, in the case of any work affecting any structural components or members of the Building [including, without limiting the foregoing, any work involving floor loading and floor coring], without the prior written approval of the structural engineer designated by Landlord for the Building) in each instance obtained, make any repairs, replacements, alterations, improvements or additions to the Premises. In the event Tenant desires to make any alterations, improvements or additions pursuant to this Article 9, or any repairs or replacements pursuant to Article 8 of this Lease, Tenant shall, at least fifteen (15) days prior to commencing any such work:

(1) Submit to Landlord for review by it and its engineers plans and specifications showing such work in reasonable detail and obtain Landlord's prior written approval (Tenant shall pay to Landlord all costs incurred by Landlord in connection with such review of such plans and specifications);

(2) Furnish Landlord with the names and addresses of all contractors and copies of all contracts with such contractors and obtain Landlord's prior written approval;

(3) Provide Landlord, at Tenant's sole cost and expense, with such security as Landlord may require, as well as all necessary permits evidencing compliance with all ordinances and regulations of the City of St. Louis Park or any department or agency thereof, and with the requirements of all statutes and regulations of the State of Minnesota or any department or agency thereof;

(4) In addition to any insurance which may be required under this Lease, Tenant shall secure, pay for and maintain or cause Tenant's contractors to secure, pay for and maintain during the continuance of construction and fixturing work within the Building or Premises, insurance in the following minimum coverages and the following minimum limits of liability:

(i) Worker's Compensation and Employer's Liability Insurance with limits of not less than $500,000.00, or such higher amounts as may be required from time to time by any Employee Benefit Acts or other statutes applicable where the work is to be performed, and in any event sufficient to protect Tenant's contractors from liability under the aforementioned acts.

(ii) Comprehensive General Liability Insurance (including Contractors' Protective Liability) in an amount not less than $1,000,000.00 per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof with a minimum aggregate limit of $2,000,000.00, and with umbrella coverage with limits not less than $5,000,000.00. Such insurance shall provide for explosion and collapse, completed operations coverage and broad form blanket contractual liability coverage and shall insure Tenant's contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others and arising from its operations under the contracts whether such operations are performed by Tenant's contractors or by anyone directly or indirectly employed by any of them.

(iii) Comprehensive Automobile Liability Insurance, including the ownership, maintenance and operation of any automotive equipment, owned, hired, or non-owned in an amount not less than $500,000.00 for each person in one accident, and $1,000,000.00 for injuries sustained by two or more persons in any one accident and property damage liability in an amount not less than $1,000,000.00 for each accident. Such insurance shall insure Tenant's contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others arising from its operations under the contracts, whether such operations are performed by Tenant's contractors, or by anyone directly or indirectly employed by any of them.

(iv) "All-risk" builder's risk insurance upon the entire work to the full insurable value thereof. This insurance shall include the interests of Landlord and Tenant (and their respective contractors and subcontractors of any tier to the extent of any insurable interest therein) in the work and shall insure against the perils of fire and extended coverage and shall include "all-risk" builder's risk insurance for physical loss or damage including, without duplication of coverage, theft vandalism and malicious mischief. If portions of the work are stored off the site of the Building or in transit to said site are not covered under said "all-risk" builder's risk insurance, then Tenant shall effect and maintain similar property insurance on such portions of Tenant's work. Any loss insured under said "all-risk" builder's risk insurance is to be adjusted with Landlord and Tenant and made payable to Landlord, as trustee for the insureds, as their interests may appear.

All policies (except the worker's compensation policy) shall be endorsed to include as additional insured parties the parties listed on, or required by, this Lease, Landlord's contractors, Landlord's architects, and their respective beneficiaries, partners, directors, officers, employees and agents, and such additional persons as Landlord may designate. The waiver of subrogation provisions contained in this

Lease shall apply to all insurance policies (except the workmen's compensation policy) to be obtained by Tenant pursuant to this subparagraph. The insurance policy endorsements shall also provide that all additional insured parties shall be given thirty (30) days' prior written notice of any reduction, cancellation or non-renewal of coverage (except that ten (10) days' notice shall be sufficient in the case of cancellation for non-payment of premium) and shall provide that the insurance coverage afforded to the additional insured parties thereunder shall be primary to any insurance carried independently by said additional insured parties. Additionally, where applicable, each policy shall contain a cross-liability and severability of interest clause.

(5) Comply, at Tenant's sole cost and expense, with such other requests as Landlord may reasonably make in connection with such work.

(B) All such work made by or on behalf of Tenant shall, at Landlord's election, be subject to the supervision by Landlord, and Tenant shall promptly pay to Landlord a supervision fee equal to three percent (3%) of the cost of such work. Landlord is permitted to post and record appropriate notices of non-responsibility.

(C) Tenant hereby agrees to protect, defend, indemnify and hold Landlord, the Building and the Property harmless from and against any and all liabilities of every kind and description which may arise out of or in connection with such repairs, replacements, alterations, improvements or additions made by or on behalf of Tenant.

(D) Upon completing any of such repairs, replacements, alterations, improvements or additions made by or on behalf of Tenant, Tenant shall furnish Landlord with contractors' affidavits, sworn statements, full and final waivers of lien and receipted bills covering all labor and material expended and used and two (2) sets of final as-built plans and specifications. All repairs, replacements, alterations, improvements and additions shall comply with all insurance requirements and with all ordinances and regulations of the City of St. Louis Park or any department or agency thereof and with the requirements of all statutes and regulations of the State of Minnesota or of any department or agency thereof. All repairs, replacements, alterations, improvements and additions shall be constructed in a good and workmanlike manner and only good grades of material shall be used.

(E) All alterations, improvements, additions, repairs, or replacements, whether temporary or permanent in character, including, without limitation, wall coverings, carpeting and other floor coverings, special lighting installations, built-in or attached shelving, cabinetry, and mirrors, made by Landlord or Tenant in or upon the Premises shall become Landlord's property and shall remain upon the Premises at the termination of this Lease by lapse of time or otherwise without compensation to Tenant (excepting only Tenant's movable office furniture, movable fixtures, and office equipment); provided, however, that Landlord shall have the right to require Tenant to remove such alterations, improvements, additions, repairs or replacements at Tenant's sole cost and expense in accordance with the provisions of Article 19 of this Lease.

ARTICLE 10

COVENANT AGAINST LIENS

Nothing contained in this Lease shall authorize or empower Tenant to do any act which shall in any way encumber Landlord's title to the Building, Property or Premises, nor in any way subject Landlord's title to any claims by way of lien, encumbrance, stop notice or violation whether claimed by operation of law or by virtue of any expressed or implied contract of Tenant, and any claim to a lien, stop notice or violation upon the Building, Property or Premises arising from any act or omission of Tenant shall attach only against Tenant's interest and shall in all respects be subordinate to Landlord's title to the Building, Property and Premises. If Tenant has not removed any such lien, encumbrance, stop notice or violation within ten (10) days after written notice to Tenant by Landlord, Landlord may, but shall not be obligated to, pay the amount necessary to remove such lien, encumbrance, stop notice or violation without being responsible for making any investigation as to the validity or accuracy thereof, and the amount so paid, together with all costs and expenses (including attorneys' fees) incurred by Landlord in connection therewith, shall be deemed additional Rent reserved under this Lease due and payable forthwith.

ARTICLE 11

DAMAGE OR DESTRUCTION BY FIRE OR CASUALTY

(A) If the Premises or any part of the Building shall be damaged by fire or other casualty and if such damage does not render all or a substantial portion of the Premises or the Building untenantable, then Landlord shall proceed to repair and restore the same to its prior existing condition with reasonable promptness, subject to reasonable delays for insurance adjustments and delays caused by matters beyond Landlord's control. If any such damage renders all or a substantial portion of the Premises or the Building untenantable, Landlord shall, with reasonable promptness after the occurrence of such damage and in good faith, estimate the length of time that will be required to substantially complete the repair and restoration of such damage and shall by notice advise Tenant of such estimate. If it is so estimated that the amount of time required to substantially complete such repair and restoration will exceed two hundred seventy (270) days from the date such damage occurred, then either Landlord or Tenant shall have the right to terminate this Lease as of the date of such damage upon giving notice to the other at any time within twenty (20) days after Landlord gives Tenant the notice containing said estimate (it being understood that Landlord may, if it elects to do so, also give such notice of termination together with the notice containing said estimate). Unless this Lease is terminated as provided in the preceding sentence, Landlord shall proceed with reasonable promptness and all due diligence to repair and restore the Premises, subject to reasonable delays for insurance adjustments and delays caused by matters beyond Landlord's control, and also subject to zoning laws and building codes then in effect. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease (except as hereinafter provided) if such repairs and restoration are not in fact completed within the time period estimated by Landlord, as aforesaid, or within said two hundred seventy (270) days, so long as Landlord shall proceed with reasonable promptness and due diligence. Notwithstanding anything to the contrary herein set forth: (i) if any such damage rendering all or a substantial portion of the Premises or Building untenantable shall occur during the last two (2) years of the Term, then either party shall have the option to terminate this Lease by written notice to the other

within thirty (30) days after the date such damage occurred, and if such option is so exercised, this Lease shall terminate as of the date of such damage (but subject to (vi) below in this paragraph); (ii) Landlord shall have no duty pursuant to this Article 11 to repair or restore any portion of alterations, additions or improvements made by or on behalf of Tenant in the Premises or improvements which are not then building standard improvements; (iii) Landlord shall not be required to commence repair and restoration hereunder until receipt of insurance proceeds; (iv) Landlord shall not be required to expend more than the amount of available insurance proceeds in such repair and restoration; (v) Landlord shall not be obligated (but may, at its option, so elect) to repair or restore the Premises or Building if any Mortgagee (defined in Article 34) applies proceeds of insurance to reduce its loan balance, and the remaining proceeds, if any, available to Landlord are not sufficient to pay for such repair or restoration; and (vi) Tenant shall not have the right to terminate this Lease pursuant to this Article 11 if the damage or destruction was caused by the intentional or negligent act of Tenant, its agents or employees.

(B) In the event any such fire or casualty damage not caused by the intentional or negligent act of Tenant, its agents or employees, renders the Premises substantially untenantable and Tenant is not occupying the Premises and if this Lease shall not be terminated pursuant to the foregoing provisions of this Article 11 by reason of such damage, then Base Rent and Additional Rent shall abate during the period beginning with the date of such damage and ending with the date when Landlord substantially completes its repair and restoration work. Such abatement shall be in an amount bearing the same ratio to the total amount of Base Rent and Additional Rent for such period as the portion of the Premises being repaired and restored by Landlord and not heretofore delivered to Tenant from time to time bears to the entire Premises. In the event of termination of this Lease pursuant to this Article 11, Base Rent and Additional Rent shall be apportioned on a per diem basis and, subject to the provisions of this Article 11, shall be apportioned and be paid to the date of such termination.

(C) In the event of any such fire or other casualty, and if this Lease is not terminated pursuant to the foregoing provisions of this Lease, Tenant shall repair and restore any portion of alterations, additions or improvements made by or on behalf of Tenant in the Premises, and during any such period of Tenant's repair and restoration following substantial completion of Landlord's repair and restoration work, Rent shall be payable as if said fire or other casualty had not occurred.

(D) The provisions contained in this Lease shall supersede any contrary laws (whether statutory, common law or otherwise) now or hereafter in effect relating to damage, destruction, self-help or termination.

ARTICLE 12

INSURANCE

(A) In consideration of the leasing of the Premises at the rental stated in Article 2, Landlord and Tenant agree to provide insurance and allocate the risk of loss as follows:

(1) Tenant, at its sole cost and expense but for the mutual benefit of Landlord and the Landlord Related Parties and Tenant and the Tenant Related Parties, shall purchase and keep and maintain in force and effect during the Term hereof, insurance under policies

issued by insurers of recognized responsibility on its fixtures and tenant improvements including, but not limited to, wall and floor coverings, lighting fixtures, built-in cabinets and bookshelves and on its merchandise, inventory, contents, furniture, equipment or other personal property located in the Premises protecting Landlord and Tenant from damage or other loss caused by fire or other casualty including, but not limited to, vandalism and malicious mischief, perils covered by special coverage form property insurance, theft, sprinkler leakage, water damage (however caused), explosion, malfunction or failure of heating and cooling or other apparatus, and other similar risks in amounts not less than the full insurable replacement value of such property. Such insurance shall provide that it is specific and not contributory and shall name Landlord and Mortgagees as additional insured parties and shall contain a replacement cost endorsement and a clause pursuant to which the insurance carriers waive all rights of subrogation against Landlord and Mortgagees with respect to losses payable under such policies. Tenant shall deliver certificates of insurance evidencing such coverage upon execution hereof and thereafter not less than fifteen (15) days prior to the expiration date of any such policy.

(2) During the term of this Lease or any renewal thereof, Tenant shall obtain and promptly pay all premiums for Commercial General Liability Insurance with broad form extended coverage including Contractual Liability Insurance against claims occurring upon in or about the Premises with a minimum coverage of a combined single limit of $5,000,000.00, and all such policies and renewals thereof shall name Landlord, the Landlord Related Parties and Tenant as insureds. All policies of insurance shall provide (i) that no material change or cancellation of said policies shall be made without ten (10) days prior written notice to Landlord, Mortgagees and Tenant, and (ii) that any loss shall be payable notwithstanding any act or negligence of Tenant or Landlord or Mortgagees which might otherwise result in the forfeiture of said insurance.

(3) During the term of this Lease or any renewal thereof, Tenant shall obtain Workers' Compensation and Employer's Liability insurance affording statutory coverage, containing statutory limits with the Employer's Liability portion thereof to have minimum limits of $500,000.00 and including a waiver of subrogation in favor of Landlord and Landlord's property manager.

(4) During the term of this Lease or any renewal thereof, Tenant shall obtain Automobile Liability insurance including all owned, non-owned and hired automobiles with limits of liability of not less than $1,000,000.00 combined single limit for bodily injury and property damage claims.

(5) Tenant shall purchase and keep in force business interruption insurance covering a period of not less than twelve (12) months.

(B) On or before the Commencement Date, and thereafter not less than fifteen (15) days prior to the expiration dates of said policy or policies, Tenant shall provide copies of policies or certificates of insurance evidencing coverages required by this Lease. All the insurance required under this Lease shall be issued by insurance companies authorized to do business in the State of Minnesota with a financial rating of at least an A+ as rated in the most recent edition of Best's

Insurance Reports and in business for the past five years. The aforesaid insurance limits may be reasonably increased from time to time by Landlord.

(C) So long as the same is available at commercially reasonable rates, Landlord shall maintain so called special coverage form property insurance on the Building at replacement cost value as reasonably estimated by Landlord.

(D) By this subparagraph, Landlord and Tenant intend that the risk of loss or damage as described above be borne by responsible insurance carriers to the extent above provided, and Landlord and Tenant hereby release each other and agree to look solely to, and to seek recovery only from, their respective insurance carriers in the event of a loss of a type described above to the extent that such coverage is agreed to be provided hereunder. For this purpose, any applicable deductible amount shall be treated as though it were recoverable under such policies. Landlord and Tenant agree that applicable portions of all monies collected from such insurance shall be used toward the full compliance of the obligations of Landlord and Tenant under this Lease in connection with damage resulting from fire or other casualty.

ARTICLE 13

LANDLORD'S LIEN

(A) In addition to any statutory lien for rent in Landlord's favor, Landlord (the secured party for purposes thereof) shall have, and Tenant (the debtor for purposes hereof) hereby grants to Landlord, an express contract lien and a continuing security interest to secure the payment of all Rent and other amounts due hereunder from Tenant, upon all fixtures, furniture, inventory, accounts, contract rights, chattel paper and other personal property of Tenant (and any transferees or other occupants of the Premises) presently or hereafter situated on the Premises and upon all proceeds of any insurance which may accrue to Tenant by reason of damage or destruction of any such property, subject to any purchase money security interests thereon. Upon a default by Tenant under this Lease, Landlord shall have, in addition to any other remedies provided herein or by law, all rights and remedies under the Uniform Commercial Code of the State of Minnesota, including without limitation the right to sell the property described in this subparagraph at public or private sale upon ten (10) days' notice to Tenant, which notice Tenant hereby agrees is reasonable. Tenant hereby agrees to execute such other instruments necessary or desirable in Landlord's discretion to perfect the security interest hereby created. Any statutory lien for rent is not hereby waived, the express contractual lien herein granted being in addition and supplementary thereto. Landlord and Tenant agree that this Lease and the security interest granted herein serve as a financial statement, and a copy or photographic or other reproduction of this Article 13 may be filed of record by Landlord and have the same force and effect as the original. Tenant warrants and represents that the collateral subject to the security interest granted herein is not purchased or used by Tenant for personal, family or household purposes. Tenant further warrants and represents to Landlord that the lien granted herein constitutes a first and superior lien, except as expressly set forth above.

(B) Notwithstanding the provisions of Section 13(A) above, provided Tenant is not in default under this Lease, Landlord agrees to subordinate its security interest as described in Section 13(A) above to Tenant's lenders ("**Lender**") if any, requiring a priority position under the following circumstances: (i) Lender is financing Tenant's purchase of the equipment or inventory

in which Landlord is subordinating its security interest (the "**Equipment**"); (ii) Tenant shall furnish Landlord with a complete schedule of the Equipment financed pursuant to the terms hereof, which schedule shall be updated in the event of any changes; (iii) Tenant shall be prohibited from financing any non-moveable fixture or permanent improvement to the leasehold; (iv) Tenant shall cause any and all Lenders to give Landlord notice of any public or private sale by such Lender of Tenant's Equipment; (v) no public or private sale by any Lender shall be held on the Premises; and (vi) Lender can enter the Premises for purpose of removal of the Equipment only if: (1) permitted by the agreement between Lender and Tenant; and (2) Lender agrees to restore or repair all damage to the Premises caused by such removal; and (3) Lender gives Landlord notice in the event that any of Tenant's moveable trade fixtures or Equipment are removed from the Premises; and (4) Lender indemnifies Landlord for any claim, liability or expense (including reasonable attorney's fees) arising out of or in connection with Lender's removal of the Equipment and Lender's entry and activities upon the Premises. Landlord's subordination shall not be effective unless and until a separate agreement is entered into between Lender and Landlord respecting the foregoing items. The statutory lien for Rent is not hereby waived, the express contractual lien herein granted being in addition and supplementary thereto.

ARTICLE 14

CONDEMNATION

If the whole or any part of the Premises, Building or Property, other than a part which does not interfere with the maintenance or operation thereof in Landlord's reasonable opinion, shall be taken or condemned by any competent authority for any public or quasi-public use or purpose or if any adjacent property or street shall be condemned or improved in such manner as to require the use of any part of the Premises or of the Building, other than a part which does not interfere with the maintenance or operation thereof in Landlord's reasonable opinion, or a conveyance is made in lieu of such a taking, the Term, at the option of Landlord, shall end upon the date when the possession of the part so taken shall be required for such use or purpose and Landlord shall be entitled to receive the entire award including all income, rents, any interest thereon and any other compensation for any taking or conveyance without any payment to Tenant, Tenant hereby assigning to Landlord Tenant's interest therein, if any, excluding any award Tenant shall be entitled to claim, prove and receive in the condemnation proceeding for its relocation expenses or trade fixtures, but only if such award or compensation shall be made by the condemning authority in addition to, and shall not result in a reduction of the award and compensation paid by it to Landlord. If this Lease is not terminated, Base Rent and Tenant's Proportionate Share shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. If only a part of the Premises is subject to a taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to such taking.

ARTICLE 15

WAIVER OF CLAIMS AND INDEMNITY

Tenant agrees that, to the extent not expressly prohibited by law, Landlord and the Landlord Related Parties shall not be liable for (nor shall Rent abate as a result of), and with respect

to Landlord and the Landlord Related Parties, Tenant and the Tenant Related Parties waive any claims for, any direct or consequential damage (including damage claimed for actual or constructive eviction) either to person or property sustained by Tenant, its servants, employees, agents, invitees or guests due to (i) the Building or any part thereof or any appurtenances thereof becoming out of repair, or (ii) the happening of any accident in or about said Building, or (iii) any act or neglect of any tenant or occupant of the Building or of any other person, or (iv) force majeure, or (v) the inadequacy or failure of any security services, personnel or equipment, or (vi) any matter not within the reasonable control of Landlord. This provision shall apply particularly (but not exclusively) to damage caused by water, snow, frost, steam, sewage, gas, electricity, sewer gas or odors or by the bursting, leaking or dripping of pipes, faucets and plumbing fixtures and windows, and shall apply without distinction as to the person whose act or neglect was responsible for the damage and whether the damage was due to any of the causes specifically enumerated above or to some other cause of an entirely different kind. Tenant further agrees that all of Tenant's personal property in the Premises or the Building shall be at the risk of Tenant only and that Landlord shall not be liable for any loss or damage thereto or theft thereof. Tenant shall protect, indemnify and save Landlord and the Landlord Related Parties harmless from and against any and all obligations, liabilities, costs, damages, claims and expenses of whatever nature including attorneys' fees and costs and other professional fees arising from injury to persons or damage to property on the Premises or in or about the Building arising out of or in connection with Tenant's use or occupancy of the Premises or Tenant's activities in the Building, or arising from any act, omission or negligence (including violations of law) of Tenant, or its agents, contractors, servants, employees, or invitees, unless caused by the sole active negligence or willful misconduct of Landlord or the Landlord Related Parties. Notwithstanding the foregoing, except as provided in Article 12 to the contrary with respect to subrogation, Tenant shall not be required to indemnify, or waive any claims against, Landlord and the Landlord Related Parties (other than for loss or damage to Tenant's business) where such loss or damage is due to the negligence or willful misconduct of Landlord or any Landlord Related Parties. Nothing herein shall be construed as to diminish the express repair and maintenance obligations of Landlord contained elsewhere in this Lease.

ARTICLE 16

NONWAIVER

No waiver of any condition expressed in this Lease shall be implied by any neglect of Landlord to enforce any remedy on account of the violation of such condition if such violation be continued or repeated subsequently, and no express waiver shall affect any condition other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of moneys by Landlord from Tenant after the termination in any way of the Term or of Tenant's right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given to Tenant prior to the receipt of such moneys, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises Landlord may receive and collect any Rent or other sums due, and such payment shall not waive or affect said notice, suit or judgment.

ARTICLE 17

WAIVER OF NOTICE; INTENTIONALLY DELETED

ARTICLE 18

LANDLORD'S REMEDIES

(A) If (i) default shall be made in the payment of the Rent, including, without limitation, any installment of Base Rent or Additional Rent, or in the payment of any other sum required to be paid by Tenant under this Lease, or under the terms of any other agreement between Landlord and Tenant, or (ii) if default shall be made in the full and prompt performance of any of the other covenants or conditions which Tenant is required to observe and perform and such default shall continue for ten (10) days after written notice to Tenant (or if such default involves a hazardous condition and is not cured by Tenant immediately upon notice to Tenant), or (iii) if the interest of Tenant in this Lease shall be levied on under execution or other legal process, or (iv) if any petition shall be filed by or against Tenant or any Guarantor to declare Tenant or any Guarantor a bankrupt or to delay, reduce or modify Tenant's debts or obligations, or (v) if any petition shall be filed or other action taken to reorganize or modify Tenant's or any Guarantor's capital structure, if Tenant or any Guarantor be a corporation or other entity, or (vi) if Tenant or any Guarantor be declared insolvent according to law or makes a transfer in fraud of creditors or if any assignment of Tenant's or any Guarantor's property shall be made for the benefit of creditors, admits in writing of its inability to pay its debts when due or forfeits or loses its right to conduct business, or (vii) if a receiver or trustee is appointed for Tenant or any Guarantor or its property, or (viii) if Tenant shall abandon or vacate the Premises during the Term of this Lease, or (ix) the leasehold estate is taken by process or operation of law, then Landlord may treat the occurrence of any one or more of the foregoing events as a breach of this Lease, and thereupon at its option may, without notice or demand of any kind to Tenant or any other person, have any one or more of the following described remedies in addition to all other rights and remedies provided at law or in equity:

(1) Landlord may terminate this Lease and the Term created hereby, in which event Landlord may forthwith repossess the Premises and be entitled to recover forthwith as damages a sum of money equal to the value of the Base Rent and Additional Rent provided to be paid by Tenant for the balance of the stated Term, and any other sum of money and damages owed by Tenant to Landlord and other losses and damages Landlord suffers as a result of Tenant's default, including, without limitation, all Costs of Reletting (defined below) and any deficiency that may arise from reletting or the failure to relet the Premises. **"Costs of Reletting"** shall include all reasonable costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including without limitation legal fees, brokerage commissions, the costs of alterations and the value of other concessions or allowances granted to a new tenant. In lieu of the foregoing, Landlord may elect to receive as damages, and if tendered by or on behalf of Tenant will accept, the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant's right to possession, and (b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value, minus the then present fair market value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting.

(2) Landlord may terminate Tenant's right of possession and may repossess the Premises by forcible entry suit, self-help or otherwise, without demand or notice of any kind to Tenant and without terminating this Lease, in which event Landlord may, but shall not be obligated to, relet all or any part of the Premises, for such rent and upon such terms as shall be satisfactory to Landlord (including the right to relet the Premises for a term greater or lesser than that remaining under the Term of this Lease and the right to relet the Premises as a part of a larger area and the right to change the character or use made of the Premises). The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease. For the purpose of such reletting, Landlord is authorized to decorate or to make any repairs, changes, alterations or additions in or to the Premises that may be necessary or convenient, and if Landlord shall fail or refuse to relet the Premises or if the Premises are relet and a sufficient sum shall not be realized from such reletting after paying all of the costs and expenses of such decorations, repairs, changes, alterations and additions and the Costs of Reletting and of the collection of the rent accruing therefrom to satisfy the Rent provided for in this Lease to be paid, then Tenant shall pay to Landlord as damages a sum equal to the amount of the Rent reserved in this Lease for such period or periods, or, if the Premises have been relet, Tenant shall satisfy and pay any such deficiency upon demand therefor from time to time, and Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this subparagraph and any other sums due under this Lease from time to time and that no suit or recovery of any portion due Landlord hereunder shall be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord.

(B) If Tenant is in default under any of its non-monetary obligations under this Lease, Landlord shall have the right to perform such obligations. Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to fifteen percent (15%) of the cost of the work performed by Landlord. The repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease.

(C) Tenant hereby agrees that to the extent any of the foregoing notice periods provided for in this Article 18 and elsewhere in this Lease are greater than the notice periods required under the statutes of the State of Minnesota, such greater notice periods as are provided for herein shall substitute for any such statutory notice periods, and any notices given pursuant to the terms hereof shall be deemed the notice required by any such statutes.

ARTICLE 19

SURRENDER OF POSSESSION

(A) On or before the date this Lease and the Term hereby created terminates, or on or before the date Tenant's right of possession terminates, whether by lapse of time or at the option of Landlord, Tenant shall:

(i) subject to ordinary and reasonable wear and tear caused by normal use, restore the Premises to the same condition as they were in at the beginning of the Term (except as otherwise provided in Article 11 of this Lease) and remove those alterations,

improvements or additions installed for or during Tenant's occupancy, whether installed by Landlord or Tenant, or acquired by Tenant from former tenants, including, without limitation, removal of any electronic, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant back to the point of its origin;

(ii) remove from the Premises and the Building all of Tenant's personal property; and

(iii) surrender possession of the Premises to Landlord in a broom clean and good order condition and repair, ordinary wear and tear excepted, free of all rubbish and debris.

(B) If Tenant shall fail or refuse to restore the Premises to the above-described condition on or before the expiration or earlier termination of this Lease, Landlord may enter into and upon the Premises and put the Premises in such condition and recover from Tenant Landlord's cost of so doing. Without limiting the generality of the foregoing, Tenant agrees to pay Landlord, upon demand, the cost of restoring the walls, ceilings and floors of the Premises to the same condition that existed prior to the date of the commencement of any alterations, improvements, or additions made by or for Tenant's occupancy (or a prior tenant's occupancy if such alterations, improvements or additions were acquired by Tenant from a former tenant) of the Premises. If Tenant shall fail or refuse to comply with Tenant's duty to remove all personal property from the Premises and the Building on or before the expiration or earlier termination of this Lease, the parties hereto agree and stipulate that Landlord may enter into and upon the Premises and may, at its election:

(i) treat such failure or refusal as an offer by Tenant to transfer title to such personal property to Landlord, in which event title thereto shall thereupon pass under this Lease as a bill of sale to and vest in Landlord absolutely without any cost either by set-off, credit allowance or otherwise, and Landlord may retain, remove, sell, donate, destroy, store, discard, or otherwise dispose of all or any part of said personal property in any manner that Landlord shall choose;

(ii) treat such failure or refusal as conclusive evidence, on which Landlord or any third party shall be entitled absolutely to rely and act, that Tenant has forever abandoned such personal property, and without accepting title thereto, Landlord may, at Tenant's expense, remove, store, destroy, discard or otherwise dispose of all or any part thereof in any manner that Landlord shall choose without incurring liability to Tenant or to any other person. In no event shall Landlord ever become or accept or be charged with the duties of a bailee (either voluntary or involuntary) of any personal property, and the failure of Tenant to remove all personal property from the Premises and the Building shall forever bar Tenant from bringing any action or from asserting any liability against Landlord with respect to any such property which Tenant fails to remove. If Tenant shall fail or refuse to surrender possession of the Premises to Landlord on or before the expiration or earlier termination of this Lease, Landlord may forthwith re-enter the Premises and repossess itself thereof as of its former estate and remove all persons and effects therefrom, using such force as may be necessary, without being guilty of any manner of trespass or forcible entry or detainer.

ARTICLE 20

HOLDING OVER

In the event Tenant fails to surrender possession of the Premises or part of them in accordance with the provisions of Article 19 herein after termination of this Lease by lapse of time or otherwise, Tenant shall be charged rent at the rate ("**Holdover Rate**") which shall be (i) for the first thirty (30) days of any such holding over, One Hundred Fifty Percent (150%) of the amount of the Base Rent for the last period prior to the date of such termination plus all Additional Rent under Article 3, and (ii) commencing on the thirty-first (31st) day of any such holding over, Two Hundred Percent (200%) of the amount of the Base Rent for the last period prior to the date of such termination plus all Additional Rent under Article 3, in either case on a per month basis without reduction for partial months during the holdover, and also pay all damages sustained by Landlord by reason of such retention. If Landlord gives notice to Tenant of Landlord's election to such effect, such holding over shall constitute renewal of this Lease for a period from month to month at the Holdover Rate, but if Landlord does not so elect, no such renewal shall result notwithstanding acceptance by Landlord of any sums due hereunder after such termination; and instead, a tenancy at sufferance at the Holdover Rate shall be deemed to have been created. In any event, no provision of this Article 20 shall be deemed to waive Landlord's right of reentry or any other right under this Lease or at law.

ARTICLE 21

COSTS, EXPENSES AND ATTORNEYS' FEES

In case Landlord shall be made a party to any litigation commenced by a third party against Tenant or by Tenant against a third party, then Tenant shall pay all reasonable costs, expenses and attorneys' fees incurred or paid by Landlord in connection with such litigation. If either Landlord or Tenant institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Lease, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys' fees. Either Landlord's or Tenant's failure to declare a default under this Lease immediately upon its occurrence, or delay in taking action for a default under this Lease, shall not constitute a waiver of the default, nor shall it constitute an estoppel.

ARTICLE 22

COMPLIANCE WITH LAWS

Tenant and Landlord shall operate the Premises and Building respectively in compliance with all applicable federal, state, and municipal laws, ordinances and regulations and shall not knowingly, directly or indirectly, make any use of the Premises or Building which is prohibited by any such laws, ordinances or regulations.

ARTICLE 23

CERTAIN RIGHTS RESERVED BY LANDLORD

(A) Landlord shall have the following rights, exercisable without notice and without liability to Tenant for damage or injury to property, person or business and without effecting an eviction, constructive or actual, or disturbance of Tenant's use or possession or giving rise to any claim for set-off or abatement of Rent:

(1) To name the Building and to change the Building's name or street address.

(2) To install, affix and maintain any and all signs on the exterior and interior of the Building.

(3) To designate and approve, prior to installation, all types of window shades, blinds, drapes, and other similar equipment, and to control all internal lighting that may be visible from the exterior of the Building.

(4) To designate, restrict and control all sources from which Tenant may obtain ice, towels, toilet supplies, shoe shining, or like or other services on the Premises, and, in general, to reserve to Landlord the exclusive right to designate, limit, restrict and control any business and any service in or to the Building and its tenants.

(5) On reasonable prior notice to Tenant, to show the Premises to (i) prospective tenants at reasonable hours during the last twelve (12) months of the Term and, if vacated during such period to decorate, remodel, repair or otherwise prepare the Premises for re-occupancy without affecting Tenant's obligation to pay Rent, and (ii) others having a legitimate interest at any time during the Term of this Lease.

(6) To retain at all times, and to use in appropriate instances, keys to all doors within and into the Premises. No locks shall be changed without the prior written consent of Landlord.

(7) To decorate or to make repairs and/or replacement of windows, Building façade or any components of the Building envelope or other Building systems (in Landlord's sole discretion) or any other repairs, alterations, additions, or improvements, whether structural or otherwise, in and about the Building, or any part thereof, and for such purposes to enter upon the Premises, and, during the continuance of any of said work, to temporarily close doors, entryways, public space and corridors in the Building and to interrupt or temporarily suspend Building services and facilities, all without abatement of Rent or affecting any of Tenant's obligations hereunder, so long as the Premises are reasonably accessible.

(8) To have and retain a paramount title to the Premises free and clear of any act of Tenant purporting to burden or encumber it.

(9) To grant to anyone the exclusive right to conduct any business or render any service in or to the Building, provided such exclusive right shall not operate to exclude Tenant from the use expressly permitted herein.

(10) To approve the weight, size and location of safes, filing systems and other heavy equipment and bulky articles in and about the Premises and the Building (so as not to overload the floors of the Premises), and to require all such items and furniture and similar items to be moved into and out of the Building and Premises only at such times and in such manner as Landlord shall direct in writing. Any damages done to the Building or Premises or to other tenants in the Building by taking in or putting out safes, furniture and other items, or from overloading the floor in any way, shall be paid by Tenant. Furniture, boxes, merchandise or other bulky articles shall be transported within the Building only upon or by vehicles equipped with rubber tires and shall be carried only in the freight elevators and at such times as the management of the Building shall require. Movements of Tenant's property into or out of the Building and within the Building are entirely at the risk and responsibility of Tenant, and Landlord reserves the right to require permits before allowing any such property to be moved into or out of the Building.

(11) To prohibit the placing of vending or dispensing machines of any kind in or about the Premises without the prior written permission of Landlord.

(12) To have access for Landlord and other tenants of the Building to any mail chutes located on the Premises according to the rules of the United States Postal Service.

(13) To change the arrangement or location of entrances, passageways, doors and doorways, corridors, stairs, toilets and other public service portions of the Building not contained within the Premises or any part thereof.

(14) To close the Building after regular working hours and on Saturdays, Sundays and legal holidays subject, however, to Tenant's right to admittance, under such reasonable regulations as Landlord may prescribe from time to time, which may include by way of example but not of limitation, that persons entering or leaving the Building identify themselves to Building personnel by registration or otherwise and that said persons establish their right to enter or leave the Building.

(B) Landlord may enter upon the Premises and may exercise any or all of the foregoing rights hereby reserved without being deemed guilty of an eviction or disturbance of Tenant's use or possession and without being liable in any manner to Tenant.

ARTICLE 24

ESTOPPEL

Tenant agrees that from time to time upon not less than ten (10) days' prior request by Landlord, Tenant or Tenant's duly authorized representative having knowledge of the following facts shall deliver to Landlord a statement in writing certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications that the Lease as modified is in full force and effect); (b) the dates to which the Base Rent, Additional Rent and other charges have

been paid; (c) that neither Landlord nor Tenant is in default under any provision of this Lease, or, if in default, the nature thereof in detail; (d) that there are no offsets or defenses to the payment of Base Rent, Additional Rent, additional charges or any other sums payable under this Lease or, if there are any such offsets or defenses, specifying such in detail; and (e) such further matters as are set forth on the form of estoppel certificate, or as may be reasonably requested by Landlord. Landlord and Tenant intend that any statement delivered pursuant to this Article 24 may be relied upon by any Mortgagee, beneficiary or purchaser, and Tenant shall be liable for all loss, cost or expense resulting from the failure of any sale or funding of any loan caused by any material misstatement contained in such estoppel certificate. Tenant irrevocably agrees that if Tenant fails to execute and deliver such certificate within such ten (10) day period Landlord or Landlord's beneficiary or agent may execute and deliver such certificate on Tenant's behalf, and that such certificate shall be fully binding on Tenant.

ARTICLE 25

RULES AND REGULATIONS

(A) Tenant agrees to observe the reservations to Landlord in Article 23 hereof and agrees, for itself, its employees, agents, servants, clients, customers, invitees, licensees and guests to observe and comply at all times with the rules and regulations set forth in **Exhibit D** attached hereto and made a part hereof, and with such reasonable modifications thereof and additions thereto as Landlord may from time-to-time make for the Building, and that failure to observe and comply with such reservations, rules and regulations shall constitute a default under this Lease.

(B) Landlord reserves the right to make such other and further reasonable rules and regulations as in Landlord's judgment may from time to time be needful for the safety, care and cleanliness of the Building and Premises and for the preservation of good order therein. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce any such rules and regulations, or the terms, covenants and conditions of any other lease against any other tenant or any other persons, and Landlord shall not be liable to Tenant for violation of any such rules and regulations, or terms, covenants and conditions by any other tenant, its employees, agents, invitees, or by any other person.

ARTICLE 26

RELOCATION OF PREMISES

At any time hereafter, Landlord may substitute for the Premises other premises within the Building (herein referred to as the "**new premises**") of comparable size, end cap and decor. If Tenant is already in occupancy of the Premises, then in addition:

(A) Landlord shall pay all reasonable expenses of Tenant for moving from the Premises to the new premises (including the cost of a reasonable amount of new stationery) and improving the new premises so that they are substantially similar to the Premises;

(B) Such move shall be made during evenings, weekends, or otherwise so as to incur the least inconvenience to Tenant; and

(C) Landlord shall first give Tenant at least forty-five (45) days' notice before making such change.

ARTICLE 27

ASSIGNMENT AND SUBLETTING

(A) Tenant shall not, without the prior written consent of Landlord, which shall not be unreasonably withheld as provided in Section 27(B) below, (i) assign, convey, mortgage, pledge or otherwise transfer this Lease, or any part thereof, or any interest hereunder; (ii) permit any assignment of this Lease, or any part thereof, by operation of law; (iii) sublet the Premises or any part thereof; or (iv) permit the use of the Premises, or any part thereof, by any parties other than Tenant, its agents and employees. Tenant shall, by notice in writing, advise Landlord of its intention from, on and after a stated date (which shall not be less than thirty (30) days after date of Tenant's notice), to assign this Lease, or any part thereof, or to sublet any part or all of the Premises for the balance or any part of the Term. Tenant's notice shall include all of the terms of the proposed assignment or sublease (whether contained in such assignment or sublease or in separate agreements) and shall state the consideration therefor. In such event, Landlord shall have the right to be exercised by giving written notice to Tenant within thirty (30) days after receipt of Tenant's notice, to recapture the space described in Tenant's notice and such recapture notice shall, if given, cancel and terminate this Lease with respect to the space therein described as of the date stated in Tenant's notice. Tenant's notice shall state the name and address of the proposed assignee or subtenant and a true and complete and fully-executed copy of the proposed assignment or sublease and any and all other agreements relating thereto shall be delivered to Landlord with Tenant's notice. If Tenant's notice shall cover all of the Premises, and Landlord shall have exercised its foregoing recapture right, the Term of this Lease shall expire and end on the date stated in Tenant's notice as fully and completely as if that date had been herein definitely fixed for the expiration of the Term. If, however, this Lease be cancelled with respect to less than the entire Premises, Base Rent and Additional Rent reserved herein shall be adjusted on the basis of the number of square feet retained by Tenant in proportion to the number of square feet contained in the Premises, as described in this Lease, and this Lease as so amended shall continue thereafter in full force and effect. In such event, Tenant shall pay all costs and expenses incurred by Landlord in moving, reconstructing or building new demising walls, etc. to separate the space so recaptured from the remainder of the Premises, and Tenant shall be solely responsible for any modifications or alterations to the remaining Premises necessitated thereby.

(B) If Landlord, upon receiving Tenant's notice with respect to any such space, shall not exercise its right to recapture as aforesaid, Landlord will not unreasonably withhold its consent to Tenant's assignment of this Lease or subletting such space to the party identified in Tenant's notice, provided, however, that in the event Landlord consents to any such assignment or subletting, and as a condition thereto, Tenant shall pay to Landlord fifty percent (50%) of all profit derived by Tenant from such assignment or subletting. For purposes of the foregoing, profit shall be deemed to include, but shall not be limited to, the amount paid or payable to Tenant to effect or to induce Tenant to enter into any such transaction, and the amount of all rent and other consideration of whatever nature payable by such assignee or sublessee in excess of the Base Rent, and Additional Rent, payable by Tenant under this Lease. If a part of the consideration for such assignment or subletting shall be payable other than in cash, the payment to Landlord of its share

of such non-cash consideration shall be in such form as is satisfactory to Landlord.

(C) Tenant shall and hereby agrees that it will furnish to Landlord upon request from Landlord a complete statement, certified by an independent certified public accountant, setting forth in detail the computation of all profit derived and to be derived from such assignment or subletting, such computation to be made in accordance with generally accepted accounting principles. Tenant agrees that Landlord or its authorized representatives shall be given access at all reasonable times to the books, records and papers of Tenant relating to any such assignment or subletting, and Landlord shall have the right to make copies thereof. The percentage of Tenant's profit due Landlord hereunder shall be paid to Landlord within two (2) business days of receipt by Tenant of all payments made from time to time by such assignee or sublessee to Tenant.

(D) For purposes of the foregoing, any change in the partners of Tenant, if Tenant is a partnership, or, if Tenant is a corporation, any transfer of any or all of the shares of stock of Tenant by sale, assignment, operation of law or otherwise resulting in a change in the present control of such corporation by the person or persons owning a majority of such shares as of the date of this Lease, shall be deemed to be an assignment within the meaning of this Article 27.

(E) Any subletting or assignment hereunder shall not release or discharge Tenant of or from any liability, whether past, present or future, under this Lease, and Tenant shall continue fully liable thereunder. Any subtenant or assignee shall agree in a form satisfactory to Landlord to comply with and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease to the extent of the space sublet or assigned, and Tenant shall deliver to Landlord promptly after execution, an executed copy of each such sublease or assignment and an agreement of compliance by each such subtenant or assignee. Tenant agrees to pay to Landlord, on demand, all reasonable costs incurred by Landlord (including fees paid to consultants and attorneys) in connection with any request by Tenant for Landlord to consent to any assignment or subletting by Tenant. Any sale, assignment, mortgage, transfer, or subletting of this Lease which is not in compliance with the provisions of this Article shall be of no effect and void.

(F) Notwithstanding any other provision hereof, Tenant shall have no right to make (and Landlord shall have the absolute right to refuse consent to) any assignment of this Lease or sublease of any portion of the Premises if at the time of either Tenant's notice of the proposed assignment or sublease or the proposed commencement date thereof, there shall exist any uncured default of Tenant or matter which will become a default of Tenant with passage of time unless cured, or if the proposed assignee or sublessee is an entity: (a) with which Landlord is already in negotiation; (b) is already an occupant of the Project; (c) is a governmental agency; (d) is incompatible with the character of occupancy of the Building; (e) with which the payment for the sublease or assignment is determined in whole or in part based upon its net income or profits; or (f) would subject the Premises to a use which would: (i) involve increased personnel or wear upon the Building; (ii) violate any exclusive right granted to another tenant of the Building; (iii) require any addition to or modification of the Premises or the Building in order to comply with building code or other governmental requirements; or, (iv) involve a violation of Article 4. Tenant expressly agrees that Landlord shall have the absolute right to refuse consent to any assignment or sublease such as is described in this subparagraph, and that for the purposes of any statutory or other requirement of reasonableness on the part of Landlord such refusal shall be reasonable. Further, Tenant shall not be entitled to receive any consequential, special or indirect damages based upon

a claim that Landlord unreasonably withheld its consent to a proposed assignment or subletting. Instead, any such claim of Tenant shall be limited to the foreseeable, direct and actual damages incurred by Tenant.

(G) Notwithstanding anything to the contrary set forth in this Article 27 or elsewhere in this Lease, in no event shall Tenant be permitted in any manner, including without limitation by volition or operation of law, to assign this Lease or sublet any portion of the Premises to any of the following financial institutions or insurance brokerage companies: JP Morgan Chase, Bank of America/US Trust, UBS, Associated Bank, BMO Harris Bank, US Bank, The Privatebank, Fifth Third Bank, Morgan Stanley / Smith Barney, Citigroup, PNC, Wintrust, Northern Trust, TCF Bank, Marsh, AON, Willis, Jardine Lloyd Thompson, Brown & Brown, BBT Insurance Services or Lockton.

ARTICLE 28

NOTICE

All notices, demands, approvals and consents which may or are required to be given by one party to the other under this Lease shall be in writing and shall be delivered personally or by a nationally-recognized air courier service or mailed by United States certified or registered mail, postage prepaid:

(A) if for Tenant, addressed to Tenant at the Premises; provided, however, that prior to the Commencement Date notices to Tenant shall be addressed to:

EPIEN Medical, Inc.
4225 White Bear Parkway, Suite 600
St. Paul, Minnesota 55110
Attention: Reginald Dupre, CEO

(B) if for Landlord, addressed to:

Interchange Investors, LLC
c/o Equus Capital Partners, Ltd.
Ellis Preserve
3843 West Chester Pike
Newtown Square, PA 19073

With copies to:

Metropoint Management Office
600 Highway 169 South
St. Louis Park, MN 55426
Attention: General Manager

and

Interchange Investors, LLC
c/o Equus Capital Partners, Ltd.
Ellis Preserve
3843 West Chester Pike
Newtown Square, PA 19073
Attention: General Counsel

and

Equus Capital Partners, Ltd.
200 South Michigan Avenue, Suite 901
Chicago, IL 60604
Attention: Adam Seyfarth

or at such other place as Landlord may from time to time designate by notice to Tenant. Notices shall be deemed given (i) if mailed, four (4) days after posting in the United States mails in accordance with the provisions of this Article 28, (ii) if hand delivered, upon receipt of delivery, and (iii) if delivered by a nationally recognized overnight air courier services, one (1) business day after delivery to such service.

ARTICLE 29

DEFAULT UNDER OTHER LEASE

If the term of any other lease, license or occupancy agreement made by Tenant for any premises in the Project including, without limitation, any parking or storage space, shall be terminated after the making of this Lease because of any default by Tenant under such other lease, license or occupancy agreement, Landlord, at its option, may terminate this Lease by written notice to Tenant.

ARTICLE 30

CONVEYANCE BY LANDLORD

In case Landlord or any successor owner of the Property or the Building shall convey or otherwise dispose of any portion thereof to another person, such other person shall in its own name thereupon be and become Landlord hereunder and shall assume fully in writing and be liable upon all liabilities and obligations of this Lease to be performed by Landlord which first arise after the date of conveyance, and such original Landlord or successor owner shall, from and after the date of conveyance, be free of all liabilities and obligations not then incurred.

ARTICLE 31

SUBORDINATION OF LEASE

The rights of Tenant under this Lease shall be and are subject and subordinate at all times to all ground leases and underlying leases, if any, now or hereafter in force against the Property,

and to the lien of any mortgages or deeds of trust now or hereafter in force against such leases, the Property or the Building, or all of them, and to all advances made or hereafter to be made upon the security thereof, and to all renewals, modifications, amendments, consolidations, replacements and extensions thereof. This Article is self-operative and no further instrument of subordination shall be required, but upon request Tenant shall execute a commercially reasonable subordination agreement. Any Mortgagee may, however, elect to have this Lease be superior to its mortgage or deed of trust. At Landlord's request, Tenant shall execute a document in recordable form confirming that this Lease is subordinate (or at the Mortgagee's election, superior) to any mortgage or deed of trust. Tenant hereby irrevocably appoints Landlord as attorney-in-fact for Tenant with full power and authority to execute and deliver in the name of Tenant any such documents. Tenant, at the option of any Mortgagee, agrees to attorn to such Mortgagee in the event of a foreclosure sale or deed in lieu thereof.

ARTICLE 32

BROKERS

Tenant represents and warrants to Landlord that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker other than the Brokers identified in the Introductory Article in the negotiation or making of this Lease, and Tenant agrees to indemnify and hold harmless Landlord from the claim or claims of any other broker or brokers claiming to have interested Tenant in the Building or Premises or claiming to have caused Tenant to enter into this Lease. Landlord agrees to pay a brokerage commission to Brokers in accordance with the terms of a separate written commission agreement or agreements entered into or to be entered into between Landlord and Brokers.

ARTICLE 33

SECURITY DEPOSIT

(A) As additional security for the full and prompt performance by Tenant of all Tenant's obligations hereunder, Tenant has upon execution of this Lease paid to Landlord (and will during the Term maintain on deposit) the sum set forth in the Introductory Article, which sum may be used, retained or applied, in whole or in part, by Landlord for the purpose of curing any default or defaults of Tenant under this Lease. Landlord shall not, unless required by law, keep the security deposit separate from its general funds or pay interest thereon to Tenant. If Tenant has not defaulted hereunder or if Landlord has not used, retained or applied the security deposit to any defaults, then the security deposit or any portion thereof not so applied by Landlord shall be paid in cash to Tenant following the later to occur of the termination of this Lease or any later date after which Tenant has vacated the Premises; provided, however, that in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its covenants and obligations under this Lease. If the whole or any part of the security deposit is used, retained or applied for the curing of any defaults, Tenant shall within ten (10) days after written demand therefor deposit with Landlord an amount of cash equal to the amount so used, retained or applied so that Tenant shall at all times have on deposit with Landlord an amount equal to the amount initially deposited hereunder as aforesaid. The use, application or retention of the security deposit, or any part thereof, by Landlord shall not prevent Landlord from exercising any other right or

remedy provided by this Lease or by law and shall not operate as a limitation on any recovery to which Landlord may be entitled.

(B) Subject to the remaining terms of this Article 33, and provided Tenant has timely paid all Rent due under this Lease during the twelve (12) month period immediately preceding the effective date of any reduction of the Security Deposit, Tenant shall have the right to reduce the amount of the Security Deposit so that the new Security Deposit amounts will be as follows: (i) $32,983.50 effective as of the first day of the 25th full calendar month of the initial Term; (ii) $21,989.00 effective as of first day of the 37th full calendar month of the initial Term; and (iii) $10,994.50 effective as of first day of the 49th full calendar month of the initial Term. If Tenant is not entitled to reduce the Security Deposit as of a particular reduction effective date due to Tenant's failure to timely pay all Rent during the twelve (12) months prior to that particular reduction effective date, then any subsequent reduction(s) Tenant is entitled to hereunder shall be reduced by the amount of the reduction Tenant would have been entitled to had Tenant timely paid all Rent during the twelve (12) months prior to that particular earlier reduction effective date. Notwithstanding anything to the contrary contained herein, if Tenant has been in default under this Lease at any time prior to the effective date of any reduction of the Security Deposit and Tenant has failed to cure such default within any applicable cure period, then Tenant shall have no further right to reduce the amount of the Security Deposit as described herein. If Tenant is entitled to a reduction in the Security Deposit, Tenant shall provide Landlord with written notice requesting that the Security Deposit be reduced as provided above (the "**Reduction Notice**"). If Tenant provides Landlord with a Reduction Notice, and Tenant is entitled to reduce the Security Deposit as provided herein, Landlord shall refund the applicable portion of the Security Deposit to Tenant within thirty (30) days after the later to occur of (a) Landlord's receipt of the Reduction Notice, or (b) the date upon which Tenant is entitled to a reduction in the Security Deposit as provided above.

ARTICLE 34

MISCELLANEOUS

Landlord and Tenant further covenant with each other that:

(A) All rights and remedies of Landlord under this Lease shall be cumulative and none shall exclude any other rights and remedies allowed by law.

(B) All payments becoming due under this Lease or under any work order or other agreement relating to the Premises shall be considered as rent, and if unpaid when due shall bear interest from such date until paid at the rate of two percent (2%) per annum in excess of the prime rate of interest as published from time to time in The Wall Street Journal (unless a lesser rate shall then be the maximum rate permissible by law with respect thereto, in which event such lesser rate shall be charged).

(C) The word "**Tenant**" wherever used herein shall be construed to mean Tenants in all cases where there is more than one Tenant, and the necessary grammatical changes required to make the provisions hereof apply either to corporations or individuals, men or women, shall in all cases be assumed as though in each case fully expressed.

(D) Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit, not only of Landlord and of Tenant, but also of their respective heirs, legal representatives, successors and assigns, provided this clause shall not permit any assignment contrary to the provisions of Article 27 hereof.

(E) All of the representations and obligations of Landlord are contained herein, and no modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon Landlord unless in writing signed by Landlord or by a duly authorized agent of Landlord empowered by a written authority signed by Landlord.

(F) Submission of this instrument for examination shall not bind Landlord in any manner, and no lease or obligation on Landlord shall arise until this instrument is signed and delivered by Landlord and Tenant.

(G) No rights to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

(H) Sectional headings in this Lease are solely for convenience of reference and shall not in any way limit or amplify the terms and provisions hereof.

(I) The laws of the State of Minnesota shall govern the validity, performance and enforcement of this Lease. The invalidity or unenforceability of any provision of this Lease shall not offset or impair any other provision. If any provision of this Lease is capable of two constructions, one of which would render the provision invalid and the other of which would make the provision valid, then the provision shall have the meaning which renders it valid.

(J) Landlord's title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to commit or engage in any act which can, shall or may encumber the title of Landlord.

(K) Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord's election.

(L) Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

(M) Landlord shall have the right to apply payments received from Tenant pursuant to this Lease (regardless of Tenant's designation of such payments) to satisfy any obligations of Tenant hereunder, in such order and amounts, as Landlord in its sole discretion, may elect.

(N) All indemnities, covenants and agreements of Tenant contained herein which inure to the benefit of Landlord shall be construed to also inure to the benefit of Landlord and the Landlord Related Parties.

(O) Upon written request therefor, but no more than one (1) time in any calendar year unless there is a default hereunder or if Landlord is considering refinancing and/or securing any debt secured in whole or in part by the Building and/or transferring the Building), Tenant shall provide Landlord certified financial statements of the operations and financial condition of Tenant, or if Tenant has audited financial statements, copies of such statements.

(P) If Landlord fails to perform any of its obligations hereunder, and such failure is due in whole or in part to any strike, lockout, labor trouble, civil disorder, failure of power, restrictive governmental laws and regulations, riots, insurrections, war, fuel shortages, accidents, casualties, acts of God, acts caused directly or indirectly by Tenant (or its agents, employees, contractors, licensees or invitees) or any other cause beyond the reasonable control of Landlord, then Landlord shall not be deemed in default under this Lease as a result of such failure and the time for performance by Landlord provided for herein shall be extended by the period of delay resulting from such cause.

(Q) Landlord and Tenant each shall and hereby does waive trial by jury in any action, proceeding or counterclaim brought by Landlord against Tenant or by Tenant against Landlord on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises or any claim of injury or damage.

(R) Tenant agrees that it shall not take or cause to be taken any action that causes any labor unrest at or near the Property, including, without limitation, any strike activity.

(S) The phrase "**Landlord Related Parties**" means Landlord's trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees (defined below) and agents and their respective successors and assigns.

(T) The phrase "**Mortgagees**" means the grantees of any mortgages and deeds of trust now or hereafter in force against the Building or the Property.

(U) The phrase "**Tenant Related Parties**" means Tenant's trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents and their respective successors and assigns.

(V) Tenant represents and warrants to Landlord that neither Tenant, nor any of the entities or individuals owning or controlling Tenant, have been designated as a blocked person pursuant to Executive Order 13224. Tenant shall update the foregoing representation by written notice to Landlord if the foregoing representation should ever become false during the Term. Any failure to update the foregoing representation shall constitute a default by Tenant under this Lease and Landlord may immediately (without delivering any prior notice to Tenant or affording Tenant any opportunity to cure) exercise any and all rights and remedies permitted in this Lease. Furthermore, if Tenant or any of

the entities or individuals owning or controlling Tenant either now or in the future is designated as a blocked person pursuant to Executive Order 13224, such circumstance shall constitute a default by Tenant under this Lease and Landlord may immediately (without delivering any prior notice to Tenant or affording Tenant any opportunity to cure) exercise any and all rights and remedies permitted in this Lease. Tenant shall, within ten (10) days after receipt of written request from Landlord, certify to Landlord in writing the identity of all entities and individuals owning or controlling Tenant. For purposes of this subparagraph, the term "control" shall mean with respect to any corporation, partnership or other business entity, (a) the ownership of 50% or more of the voting interests, or (b) the ownership of at least twenty percent (20%) of the voting interests and the possession of the power to direct or cause the direction of the management and policy of such corporation, partnership or other business entity by reason of the ownership of such voting interests or by virtue of voting trusts or other contractual arrangements.

(W) The term "rentable area" shall mean the rentable area of the Premises or the Building as calculated by Landlord on the basis of the plans and specifications of the Building including a proportionate share of any common areas. Tenant hereby accepts and agrees to be bound by the figures for the rentable space footage of the Premises and Tenant's Proportionate Share shown in the Introductory Article; however, Landlord may adjust either or both figures if there is manifest error, addition or subtraction to the Building, remeasurement or other circumstance reasonably justifying adjustment.

(X) This Lease may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument. Signatures to this Lease transmitted by electronic delivery of a .pdf file shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original of this Lease with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Lease.

ARTICLE 35

EXCULPATION

Any obligation of Landlord, or its agent, under or with respect to this Lease or the Building shall be enforceable only against and payable out of Landlord's interest in the Building and Property, and Tenant hereby agrees that neither Tenant nor any other person shall have or may assert any right, recourse or remedy to or against Landlord or its agent or any assets of Landlord, except to the extent (if any) of their respective interests in the Building and the Property; and no officer, shareholder, director, employee, partner, trustee or beneficiary of Landlord or its agent assumes or shall have any personal liability of any kind whatsoever hereunder.

ARTICLE 36

LATE PAYMENT

Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Rent, Additional Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact number of which will be extremely difficult to ascertain. Such costs

include, but are not limited to processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any mortgage or deed of trust covering the Premises. Accordingly, if any installment of Base Rent, Additional Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee within five (5) days after such amount shall be due, Tenant shall pay to Landlord a monthly late charge equal to 10% of such overdue amount or the maximum allowed by Law, whichever is less. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute waiver of Tenant's default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

ARTICLE 37

COVENANT OF QUIET ENJOYMENT

Landlord agrees that Tenant, on paying the Base Rent, additional charges and other payments herein reserved and on keeping, observing and performing all of the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Term of this Lease, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof, free from hindrance by Landlord or any other person claiming by, through, or under Landlord. This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

ARTICLE 38

SIGNAGE

Prior to the Commencement Date Landlord, at Landlord's sole cost and expense using Building standard materials, methods and finishes, shall install suite entry signage outside of the door of the Premises, and shall list Tenant's name on the Building directory. All signage is subject to the rules and regulations set forth in Item (2) of Exhibit D to this Lease, as the same may be amended from time to time. Any subsequent change to such signage shall be made, at Tenant's sole cost and expense, by Landlord at Landlord's then current charges for such modification.

ARTICLE 39

PARKING

(A) During the Term Tenant shall have the right in common with others to the non-exclusive use (without charge) of the parking facilities serving the Building at a ratio of 4 parking spaces for every 1,000 rentable square feet of the Premises, subject to the rules and regulations set forth in Item (29) of Exhibit D to this Lease, as the same may be amended from time to time. For instance, as of the Commencement Date, based upon 4,123 square feet of Rentable Area, Tenant is allotted sixteen (16) parking spaces.

(B) In addition to the aforesaid parking spaces, during the Term or such earlier date as this Lease or tenant's right to possession of the Premises is terminated, or the Lease is assigned or

any portion of the Premises sublet, Tenant shall have the right to utilize two (2) underground executive parking stalls (each, an "**Executive Stall**") in the underground parking lot serving the Building (the "**Garage**"). The Executive Stalls shall be leased at the rate of $95.00 per Executive Stall, per month, plus applicable tax thereon, as such rate may be adjusted from time-to-time to reflect the then current rate for parking in the Garage. If requested by Landlord, Tenant shall execute and deliver to Landlord the standard parking agreement used by Landlord or the operator of the Garage (the "**Parking Agreement**"). No deductions or allowances shall be made for days when Tenant or any of its employees does not utilize the Executive Stalls or for Tenant utilizing less than all of the Executive Stalls. Except for particular spaces and areas designated by Landlord or the Garage operator for reserved parking, all parking in the Garage hall be on an unreserved, first-come, first-served basis. Neither Landlord nor any Garage operator shall be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the Garage regardless of whether such loss or theft occurs when the Garage is locked or otherwise secured. Except as caused by the negligence or willful misconduct of Landlord and without limiting the terms of the preceding sentence, Landlord shall not be liable for any loss, injury or damage to persons using the Garage or automobiles or other property therein, it being agreed that, to the fullest extent permitted by law, the use of the Executive Stalls shall be at the sole risk of Tenant and its employees. Landlord or the Garage operator shall have the right from time to time to designate the location of the Executive Stalls and to promulgate reasonable rules and regulations regarding the Garage, the Executive Stalls and the use thereof, including, but not limited to, rules and regulations controlling the flow of traffic to and from various parking areas, the angle and direction of parking and the like. Tenant shall comply with and cause its employees to comply with all such rules and regulations, all reasonable additions and amendments thereto, and the terms and provisions of the Parking Agreement. Tenant shall not store or permit its employees to store any automobiles in the Garage without the prior written consent of Landlord. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Garage. If it is necessary for Tenant or its employees to leave an automobile in the Garage overnight, Tenant shall provide Landlord with prior notice thereof designating the license plate number and model of such automobile. Landlord or any Garage operator shall have the right to temporarily close the Garage or certain areas therein in order to perform necessary repairs, maintenance and improvements to the Garage. Tenant shall not assign or sublease any of the Executive Stalls without the consent of Landlord. Landlord may elect to provide parking cards or keys to control access to the Garage. In such event, Landlord shall provide Tenant with one card or key for each Executive Stall that Tenant is leasing hereunder, provided that Landlord shall have the right to require Tenant or its employees to place a deposit on such access cards or keys and to pay a fee for any lost or damaged cards or keys.

ARTICLE 40

FIT PLAN ALLOWANCE

Provided Tenant is not in default under this Lease after the expiration of applicable notice and cure periods, Landlord shall provide Tenant with an allowance (the "**Fit Plan Allowance**") in an amount not to exceed $618.45 (i.e., $0.15 per square foot of Rentable Area of the Premises) to be applied toward the cost of the initial fit plan for the Premises, together with one (1) revision thereto. Further space planning costs may be deducted from the Allowance (defined in the Work Letter).

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first set forth above.

LANDLORD:

INTERCHANGE INVESTORS, LLC, a Delaware limited liability company

By: ______________________
Name: Joseph I. Neverauskas
Title: Senior Vice President

TENANT:

EPIEN MEDICAL, INC., a Minnesota corporation

By: ______________________
Name: Reginald Dupre
Title: Chief Executive Officer

EXHIBIT A

PLAN OF PREMISES

Exhibit A is intended only to show the general layout of the Premises as of the beginning of the Term of this Lease. It does not in any way supersede any of Landlord's rights set forth in this Lease with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate.



LEVEL 8
600 METROPOINT

EXHIBIT B

FORM OF COMMENCEMENT DATE MEMORANDUM

Building Name/Address:	600 Highway 169 South St. Louis Park, Minnesota
Tenant Name:	EPIEN Medical, Inc., a Minnesota corporation
Suite Number:	820
Rentable Area of the Premises:	4,123 square feet
Tenant's Proportionate Share:	1.1469%
Commencement Date:	________________________, 2022
Termination Date:	________________________, 2029

Ladies and Gentlemen:

As a representative of Tenant, I have physically inspected the Premises and its improvements with ________________________, a representative of Landlord. Tenant accepts the Premises as to compliance with all the requirements indicated in our Lease, and ratifies and confirms the foregoing information respecting the Lease.

Very truly yours,

EPIEN Medical, Inc., a Minnesota corporation

By: ________________________
Name: Reginald Dupre
Title: Chief Executive Officer
Date: ______________________

EXHIBIT C

WORK LETTER

1. This Work Letter shall set forth the obligations of Landlord and Tenant with respect to the improvements to be performed in the Premises for Tenant's use. All improvements described in this Work Letter to be constructed in and upon the Premises by Landlord are hereinafter referred to as the "**Landlord Work.**" It is agreed that construction of the Landlord Work will be completed at Tenant's sole cost and expense, subject to the Allowance (as defined below). Landlord shall enter into a direct contract for the Landlord Work with a general contractor mutually agreed upon by Landlord and Tenant. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work.

2. Tenant shall be solely responsible for the timely preparation and submission to Landlord of the final architectural, electrical and mechanical construction drawings, plans and specifications (called "**Plans**") necessary to construct the Landlord Work, which plans shall be subject to approval by Landlord and Landlord's architect and engineers and shall comply with their requirements to avoid aesthetic or other conflicts with the design and function of the balance of the Building, and which Plans shall be in material conformance to the Fit Plan prepared by Nelson, dated September 3, 2021, and attached hereto as **Schedule 1**. Tenant shall be responsible for all elements of the design of Tenant's plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant's furniture, appliances and equipment), and Landlord's approval of Tenant's plans shall in no event relieve Tenant of the responsibility for such design. If requested by Tenant, Landlord's architect will prepare the Plans necessary for such construction at Tenant's cost. Whether or not the layout and Plans are prepared with the help (in whole or in part) of Landlord's architect, Tenant agrees to remain solely responsible for the timely preparation and submission of the Plans and for all elements of the design of such Plans and for all costs related thereto. Tenant covenants and agrees to cause said final, approved Plans to be delivered to Landlord on or before December 1, 2021 (the "**Plans Due Date**") and to devote such time as may be necessary in consultation with said architect and engineers to enable them to complete and submit the Plans within the required time limit. Time is of the essence in respect of preparation and submission of Plans by Tenant. If the Plans are not fully completed and approved by the Plans Due Date, Tenant shall be responsible for one day of Tenant Delay (as defined in the Lease to which this Exhibit is attached) for each day during the period beginning on the day following the Plans Due Date and ending on the date completed Plans are approved. (The word "architect" as used in this Exhibit shall include an interior designer or space planner.)

3. If Landlord's estimate and/or the actual cost of construction shall exceed the Allowance, Landlord, prior to commencing any construction of Landlord Work, shall submit to Tenant a written estimate setting forth the anticipated cost of the Landlord Work, including but not limited to labor and materials, contractor's fees and permit fees. Within 3 business days thereafter, Tenant shall either notify Landlord in writing of its approval of the cost estimate, or specify its objections thereto and any desired changes to the proposed Landlord Work. If Tenant notifies Landlord of such objections and desired changes, Tenant shall work with Landlord to reach a mutually acceptable alternative cost estimate. Thereafter, if Landlord's estimate and/or the

actual cost of construction shall exceed the Allowance (such amounts exceeding the Allowance being herein referred to as the "**Excess Costs**"), Tenant shall pay to Landlord such Excess Costs, plus any applicable state sales or use tax thereon, upon demand. The statements of costs submitted to Landlord by Landlord's contractors shall be conclusive for purposes of determining the actual cost of the items described therein. The amounts payable by Tenant hereunder constitute Rent payable pursuant to the Lease, and the failure to timely pay same constitutes an event of default under the Lease.

4. If Tenant shall request any change, addition or alteration in any of the Plans after approval by Landlord, Landlord shall have such revisions to the drawings prepared, and Tenant shall reimburse Landlord for the cost thereof, plus any applicable state sales or use tax thereon, upon demand. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the Excess Costs, if any, which will be chargeable to Tenant by reason of such change, addition or deletion, and payable pursuant to the provisions of Paragraph 3 above. Tenant, within three (3) business days, shall notify Landlord in writing whether it desires to proceed with such change, addition or deletion. In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested change, addition or alteration, or Landlord may elect to discontinue work on the Premises until it receives notice of Tenant's decision, in which event Tenant shall be responsible for any Tenant Delay in completion of the Premises resulting therefrom.

5. Following approval of the Plans and the payment by Tenant of any Excess Costs, Landlord shall cause the Landlord Work to be constructed substantially in accordance with the approved Plans. Landlord shall notify Tenant of substantial completion of the Landlord Work.

6. Landlord, provided Tenant is not in default, agrees to provide Tenant with an allowance (the "**Allowance**") in an amount not to exceed $195,842.50 (i.e., $47.50 per rentable square foot of the Premises) to be applied toward the costs to design and construct the Landlord Work, which costs may include architectural and engineering services, physical, permanent construction of floors, walls, finishes, and the like, construction management fees, and, but limited to $41,230.00 (i.e., $10.00 per rentable square foot of the Premises) of the Allowance, for the cost of purchase and installation of any Tenant's furniture, fixtures, equipment, and other personal property including voice and data cabling (the "**FF&E Application**"). If the Allowance shall not be sufficient to complete the Landlord Work, Tenant shall pay the Excess Costs, plus any applicable state sales or use tax thereon, as prescribed in Paragraph 3 above. In the event the Allowance exceeds the cost of the Landlord Work, any remaining Allowance ("**Unused Allowance**") shall accrue to the sole benefit of Landlord, it being agreed that, subject to the following, Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto except as set forth in the following sentence. Upon completion of the Landlord Work and payment of all costs related thereto, so long as Tenant gives Landlord written notice no later than the last day of the 6th full calendar month following full execution and delivery of this Lease, Landlord shall apply up to $41,230.00 (i.e., $10.00 per rentable square foot of the Premises) of the Unused Allowance that is not otherwise utilized for the FF&E Application against the installment of Base Rent coming due for the 8th full calendar month of the Term (i.e., the first month following the Rent Abatement Period), and against subsequent installments until fully utilized. Notwithstanding anything to the contrary set forth herein, in no event shall Tenant be entitled to

any portion of the Allowance that is not fully utilized 6 months following full execution and delivery of the Lease, except as otherwise provided in the foregoing sentence. Landlord shall be entitled to deduct from the Allowance a construction management fee for Landlord's oversight of the Landlord Work in an amount equal to 3% of the total cost of the Landlord Work.

7. This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

SCHEDULE 1 TO EXHIBIT C

FIT PLAN

EPIEN MEDICAL
600 Metropoint - Suite 820
600 S. Hwy 169
St. Louis Park, MN
4,123 RSF
09/03/2021



STORAGE
COPY
BREAK
RECEPTION
CLOSET
ST.

FIT PLAN SK01
1/8" = 1'0"

NELSON

EXHIBIT D

RULES AND REGULATIONS

To the extent that there is any inconsistency between the provisions of the Lease and these Rules and Regulations, the provisions of the Lease shall control.

(1) The sidewalks, halls, passages, exits, entrances, elevators and stairways of the Building shall not be obstructed by any of the tenants or used by them for any purpose other than for ingress to and egress from their respective premises. The halls, passages, exits, entrances, elevators and stairways are not for the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interests of the Building and its Tenants. No Tenant and no employee or invitee of any Tenant shall go upon the roof of the Building without the prior written consent of Landlord.

(2) No sign, placard, picture, name, advertisement or notice, visible from the exterior of any Tenant's premises shall be inscribed, painted, affixed or otherwise displayed by any Tenant on any part of the Building without the prior written consent of Landlord. Landlord will adopt and furnish to Tenant general guidelines relating to signs inside the Building on the office floors. Tenant agrees to conform to such guidelines, but may request approval of Landlord for modifications. All approved signs or lettering on doors shall be printed, painted, affixed or inscribed at the expense of Tenant by a person approved by Landlord. Material visible from outside the Building will not be permitted.

(3) Tenant shall not allow a fire or bankruptcy sale or any auction to be held on the premises or allow the premises to be used for the storage of merchandise held for sale to the general public.

(4) No Tenant shall allow the premises to be used for lodging, nor shall cooking be done or permitted by any Tenant on the premises, except the use by Tenant of Underwriters' Laboratory approved equipment for brewing coffee, tea, hot chocolate and similar beverages and vending machines and microwave ovens for use by Tenant's employees and personnel shall be permitted, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations.

(5) No Tenant shall employ any person or persons other than the janitor of Landlord for the purpose of cleaning the premises, unless otherwise agreed to by Landlord in writing. Except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning the same. No Tenant shall cause any unnecessary labor by reason of such Tenant's carelessness or indifference in the preservation of good order and cleanliness. Janitor services will not be furnished on nights when rooms are occupied after 9:30 p.m. unless, by agreement in writing, service is extended to a later hour for specifically designated rooms.

(6) Landlord will furnish each Tenant free of charge with two keys to each door lock in the premises. Landlord may make a reasonable charge for any additional keys. No Tenant shall

have any keys made. No Tenant shall alter any lock or install a new or additional lock or any bolt on any door of its premises without the prior written consent of Landlord. Tenant shall in each case furnish Landlord with a key for any such lock. Each Tenant, upon the termination of its tenancy, shall deliver to Landlord all keys to doors in the Building which shall have been furnished to Tenant. All doors to the Premises shall be rekeyed prior to Tenant's acceptance and possession of the Premises.

(7) Landlord shall designate how all office equipment, furniture, appliances and other large objects or property ("**Equipment**") shall be moved in and/or out of the Building. Landlord shall have the right to prescribe the weight, size and position of all Equipment brought into the Building. Heavy objects shall, if requested by Landlord, stand on wood strips of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such Equipment from any cause, and all damage done to the Building by moving or maintaining such Equipment shall be repaired at the expense of Tenant.

(8) No Tenant shall use or keep in the premises of the Building any kerosene, gasoline or inflammable or combustible fluid or material other than limited quantities thereof reasonable necessary for the operation or maintenance of office equipment, or, without Landlord's prior written approval, use any method of heating or air conditioning other than that supplied by Landlord. No Tenant shall use or keep or permit to be used or kept any foul obnoxious gas or substances in the premises, or permit or suffer the premises to be occupied or used in a manner offensive or objectionable to Landlord or to other occupants of the Building by reason of noise, odors, or vibrations, or interfere in any way with other tenants or those having business therein.

(9) Landlord shall have the right, exercisable with 30 day advance written notice and without liability to any Tenant, to change the name and street address of the Building.

(10) Landlord reserves the right to exclude from the Building between the hours of 6:00 p.m. and 7:00 a.m. and all hours on Sundays, legal holidays and on Saturdays any person who, in Landlord's sole opinion, has no legitimate business in the Building. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In the case of invasion, mob, riot, public excitement or other circumstances rendering such action advisable in Landlord's opinion, Landlord reserves the right to prevent access to the Building during the continuance of the same by such action as Landlord may deem appropriate, including closing doors. Landlord recognizes that due to the public interest aspect of Tenant's business, Tenant may require entry by emergency crews at off hours.

(11) The directory of the Building will be provided for the display of the name and location of Tenants. Any additional name which Tenant shall desire to place upon said bulletin board must first be approved by Landlord in writing, and, if so approved, a charge will be made therefore.

(12) No curtains, draperies, blinds, shutters, shades, screens or other coverings, hangings or decorations shall be attached to, hung or placed in, or used in connection with any window of the Building without the prior written consent of Landlord, and such items shall be installed as instructed by Landlord.

(13) No Tenant shall obtain for use in the premises, ice, drinking water, food, beverage, towel or other similar services, except at such reasonable regulations as may be fixed by Landlord, pursuant to the provisions of Article 23(a) of the Lease.

(14) Each Tenant shall see that the doors of its premises are closed and locked and that all water faucets, water apparatus and utilities are shut off before Tenant or Tenant's employees leave the premises, so as to prevent waste or damage, and for any default or carelessness in this regard Tenant shall make good all injuries sustained by other tenants or occupants of the Building or Landlord. All Tenants shall keep the doors to the Building corridors closed at all times except for ingress and egress.

(15) The toilet rooms, toilets, urinals, wash basins and other apparatus shall not be used for any purpose other than that for which they were constructed, no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant who, or whose employees or invitees, shall have caused it.

(16) Except with the prior written consent of Landlord, no Tenant shall sell, or permit the sale at retail, of newspapers, magazines, periodicals, theatre tickets or any other goods or merchandise to the general public in or on the premises, nor shall any Tenant carry on, or permit or allow any employee or other person to carry on, the business of stenography, typewriting or any similar business in or from the premises for the service or accommodation of occupants of any other portion of the Building, nor shall the premises of any Tenant be used for manufacturing of any kind, or any business or activity other than that specifically provided for in such Tenant's lease.

(17) No Tenant shall install any radio or television antenna, loudspeaker, or other device on the roof or exterior walls of the Building, without Landlord's prior written consent.

(18) Hand trucks shall not be used in any space or public halls of the Building, either by any Tenant or others, except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve. No other vehicles of any kind shall be brought by any Tenant into the Building or kept in or about the premises.

(19) Tenant agrees to coordinate all moving activity of office equipment and furniture in and out of the Building with Landlord or Landlord's agent, and to use the services of an insured professional moving company. Tenant acknowledges that any attempt to bring in or take out any office equipment or furniture from the Building without prior written approval of Landlord or Landlord's agent will be prevented by the on-site security guard.

(20) Each Tenant shall store all its trash and garbage within its premises. No material shall be placed on the trash boxes, receptacles or common areas if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the St. Louis Park area, without being in violation of any law or ordinance governing such disposal. All garbage and refuse disposal shall be made only through entryways and elevators provided for such purposes and at such times as Landlord shall designate.

(21) Canvassing, soliciting, distribution of handbills, or any other written material peddling in the Building are prohibited, and each Tenant shall cooperate to prevent the same.

(22) Tenant agrees to abide by all governmental rules and regulations pertaining to thermostatic control of the temperature on the Premises. Air conditioning services shall be provided per the Lease.

(23) Tenant agrees not to allow or keep any animals or pets of any kind on the premises, except those seeing-eye dogs which are for the direct purpose of aiding and assisting the visually impaired.

(24) Any special requests of the tenants (as opposed to services or obligations of Landlord under this Lease) will be attended to only upon application by telephone or in person at the office of the property manager for the Building (as opposed to any janitor, engineer, or other agent or employee of Landlord).

(25) Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular Tenant or Tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other Tenant or Tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building.

(26) These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Building.

(27) Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Building, and for the preservation of good order therein.

(28) Landlord reserves the right to charge tenants and other occupants of the Building a fee for services or work performed for less than all tenants of the Building, including, without limitation, for use of any freight elevators other than during Landlord's standard hours of service.

(29) To the extent that Tenant is entitled to utilize any of the non-exclusive outdoor automobile parking lots serving the Project, such use shall be subject to reasonable rules and regulations for the use thereof as prescribed from time to time by Landlord or any operator of such parking lots. Landlord or such operator shall have the right to designate parking areas for the use of the Building tenants of the Project and their employees, and Tenant and Tenant's employees shall not park in parking areas not so designated, specifically including driveways, fire lanes, loading/unloading areas, walkways and Building entrances. Tenant agrees that upon written notice from Landlord, it will furnish to Landlord, within five (5) days from receipt of such notice, the state automobile license numbers assigned to the automobiles of Tenant and its employees. Landlord shall not be liable for any vehicle of Tenant or its employees that Landlord shall have towed from the Project when parked in an area not designated for Tenant and tenant employee parking. Landlord will not be liable for damage to vehicles in the parking areas or for theft of vehicles, personal property from vehicles, or equipment of vehicles. Tenant agrees that Tenant and employees of Tenant shall not park on off-site surrounding property, whether publicly or privately owned, without the written consent of the owner of such surrounding property. Tenant further agrees that neither Tenant nor its employees shall park anywhere within the Project between the

hours of 12:00 Midnight and 5:00 a.m. without the prior written consent of Landlord. A separate consent from Landlord shall be required for each instance in which Tenant or Tenant's employees wishes to park in the common parking areas during the prohibited hours.

EXHIBIT E

INTENTIONALLY DELETED